EXHIBIT 99.2

DOLLARAMA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

April 8, 2010

The following management’s discussion and analysis (“MD&A”) dated April 8, 2010 is intended to assist readers in understanding Dollarama Inc. (the “Corporation”), its business environment, strategies, performance and risk factors. It should be read in conjunction with the consolidated financial statements for the fiscal year ended January 31, 2010 and related notes.

Our functional and reporting currency is the Canadian dollar. Financial data has been prepared in conformity with Canadian GAAP. Certain measures used in this MD&A do not have any standardized meaning under Canadian GAAP. When used, these measures are defined in such terms as to allow the reconciliation to the closest Canadian GAAP measure. It is unlikely that these measures could be compared to similar measures presented by other companies.

All references to “Fiscal 2008” are to the Corporation’s fiscal year ended February 3, 2008, to “Fiscal 2009” are to the Corporation’s fiscal year ended February 1, 2009 and to “Fiscal 2010” are to the Corporation’s fiscal year ended on January 31, 2010.

Formation of the Corporation

The Corporation became a reporting issuer in October 2009. The Corporation indirectly owns, through its subsidiaries, all of the equity interests in Dollarama L.P. and Dollarama Corporation, which together operate the Dollarama business. Dollarama Inc., together with its consolidated subsidiaries, are referred to as the “Corporation”, “we”, “us” or “our”.

Forward-Looking Statements

Except for historical information contained herein, the statements in this document are forward-looking. Forward-looking statements involve known and unknown risks and uncertainties, including those that are described elsewhere in this report. Forward-looking statements are based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Certain assumptions in respect of claim liabilities, employee future benefits, income taxes, goodwill and intangibles are material factors made in preparing forward-looking information and management’s expectations. Many factors could cause our actual results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors set forth in our risk factors section herein: future increases in operating and merchandise costs, inability to refresh our merchandise as often as in the past, increase in the cost or a disruption in the flow of imported goods, disruption of distribution infrastructure, current adverse economic conditions, high level of indebtedness, inability to generate sufficient cash to service all the Corporation’s indebtedness, ability of the Corporation to incur additional indebtedness, significant operating restrictions imposed by our senior secured credit facility (the “Credit Facility”) and our senior floating rate deferred interest notes (the “Deferred Interest Notes”) Indenture, interest rate risk associated with variable rate indebtedness, no guarantee that our strategy to introduce products between $1.00 and $2.00 will be successfully sustained, market acceptance of our private brands, inability to increase our warehouse and distribution center capacity in a timely manner, weather conditions or seasonal fluctuations, competition in the retail industry, dependence on ability to obtain competitive pricing and other terms from our suppliers, inability to renew store, warehouse and distribution center leases or find other locations on favourable terms, disruption in information technology systems, unsuccessful execution of our growth strategy, inability to achieve the anticipated growth in sales and operating income, inventory shrinkage, compliance with environmental regulations, failure to attract and retain qualified employees, departure of senior executives, fluctuation in the value of the Canadian dollar in relation to the U.S. dollar, litigation, product liability claims and product recalls, unexpected costs associated with our current insurance program, protection of trademarks and other proprietary rights, natural disasters, risks associated with the protection of customers’ credit and debit card data, holding company structure, influence by existing shareholders, volatile market price for the common shares of the Corporation (the “Common Shares”), no current plans to pay cash dividends and future sales of Common Shares by existing shareholders. These factors are not intended to represent a complete list of the factors that could affect us; however, these factors should be considered carefully. These forward-looking statements describe our expectations as of April 8, 2010 and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The forward-looking statements contained in this report are expressly qualified by this cautionary statement.

GAAP and Non-GAAP Measures

Unless otherwise indicated and as hereinafter provided, all financial statement data in this report has been prepared using Canadian generally accepted accounting principles (“GAAP”). Dollarama Inc.’s consolidated financial statements have been prepared in accordance with Canadian GAAP. This report makes reference to certain non-GAAP measures. These non-GAAP measures are not recognized measures under Canadian GAAP, do not have a standardized meaning prescribed by Canadian GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those Canadian GAAP measures by providing further understanding of the Corporation’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of our financial information reported under Canadian GAAP. We use non-GAAP measures including EBITDA to provide investors with a supplemental measure of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use non-GAAP measures in the evaluation of issuers. Our management also uses non-GAAP measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements. Non-GAAP measures are not presentations made in accordance with Canadian GAAP. For example, certain or all of the non-GAAP measures do not reflect: (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt, and; (d) income tax payments that represent a reduction in cash available to us. Although we consider the items excluded in the calculation of non-GAAP measures to be non-recurring and less relevant to evaluate our performance, some of these items may continue to take place and accordingly may reduce the cash available to us. We refer the reader to “Selected Consolidated Financial Information” for the definition and reconciliation of non-GAAP measures used and presented by the Corporation to the most directly comparable GAAP measures.

We believe that the presentation of the non-GAAP measures described above is appropriate. However, these Non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use the non-GAAP measures only as a supplement. In addition, because other companies may calculate non-GAAP measures differently than we do, they may not be comparable to similarly-titled measures reported by other companies.

Recent Events

Payment of Interest on the Deferred Interest Notes

On December 15, 2009 Dollarama Group Holdings L.P. made a cash payment of interest on the Deferred Interest Notes in the amount of $8.4 million.

Closing of Secondary Offering of its Common Shares and Concurrent Closing of the Over-Allotment Option

On January 28, 2010 the Corporation completed the closing of its previously announced bought deal secondary offering and the concurrent closing of the over-allotment option pursuant to which its shareholders Bain Dollarama (Luxembourg) One S.à r.l., Stéphane Gonthier and 4411145 Canada Inc., 3339408 Canada Inc. and 9086-6666 Quebec Inc., entities controlled by Larry Rossy, Alan Rossy and Leonard Assaly (collectively, the “Selling Shareholders”) sold an aggregate of 13,150,000 Common Shares (of which 1,500,000 were sold pursuant to the partial exercise of the over-allotment option) at a price of $21.50 per share for aggregate gross proceeds of $282,725,000 to the Selling Shareholders. Dollarama did not receive any of the proceeds from this offering.

Board of Directors, Audit Committee and Compensation Committee

On October 16, 2009, Stephen Gunn was appointed to the board of directors of the Corporation as an independent director and chair of the audit committee. Mr. Gunn replaced Younes Zemmouri on the board of directors of the Corporation.

On January 5, 2010, John J. Swidler was appointed as an independent director and chair of the audit committee of the Corporation. Mr. Swidler replaced Felipe Merry del Val Barbavara de Gravellona on the board of directors of the Corporation and Gregory David on the audit committee. Stephen Gunn remained on the audit committee.

On February 17, 2010, Donald Gray Reid was appointed as an independent director and a member of the audit committee of the Corporation. Mr. Reid replaces Todd Cook who resigned from his position as member of the board of directors, the audit committee and the compensation committee of the Corporation. Mr. Gunn, a current independent director and member of the audit committee, was appointed to the compensation committee of the Corporation.

Announcement of the Appointment of the New Chief Financial Officer

On March 18, 2010, the Corporation announced the appointment of Michael Ross, CA, as its new Senior Vice President, Chief Financial Officer and Secretary, effective as of April 12, 2010. Michael Ross will replace Nicholas Nomicos who will resign from his position as Senior Vice President, Interim Chief Financial Officer and Secretary of the Corporation, effective as of April 12, 2010. Mr. Nomicos will remain a member of the Corporation’s board of directors.

Overview

We are the leading operator of dollar stores in Canada, with 603 Dollarama stores in operation as of January 31, 2010, more than four times the number of stores as our next largest dollar store competitor in Canada. We are the only operator with a significant national presence and are continuing to expand in all Canadian provinces. Our stores average approximately 9,806 square feet and offer a targeted mix of merchandise at compelling values, including private label and nationally branded products. We offer a broad range of quality consumer products and general merchandise for everyday use, in addition to seasonal products. Our quality merchandise is sold in individual or multiple units at select fixed price points between $1.00 and $2.00, with the exception of select candy offered at $0.69. All of our stores are corporate-owned, providing a consistent shopping experience, and nearly all are located in high-traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns.

Our strategy is to grow sales, net earnings and cash flow by building upon our position as the leading Canadian operator of dollar stores and to offer a compelling value proposition on a wide variety of everyday merchandise to a broad base of customers. We continually strive to maintain and improve the efficiency of our operations. Our products are sold primarily in individual or multiple units at fixed prices of $0.69 (for select candy), $1.00, $1.25, $1.50 and $2.00. Prior to February 2009, all our merchandise was sold at a single $1.00 price point, with the exception of select candy offered at lower prices. On February 2, 2009, we introduced additional price points of $1.25, $1.50 and $2.00 which have allowed us to further broaden our product offering.

Key Items in Fiscal Year Ended January 31, 2010

•

The Corporation became a reporting issuer as a result of its $300.0 million initial public offering (“IPO”) in October 2009. Proceeds from the IPO were used to repay the term loan A outstanding pursuant to the Credit Facility and to redeem the outstanding U.S.$200.0 million principal amount of the 8.875% senior subordinated notes due in 2012 (the “8.875% Subordinated Notes”) on November 17, 2009.

•

Sales increased 15.1% in Fiscal 2010 over the prior fiscal year driven by the opening of 41 new stores (offset by the temporary closure of two stores) and a 7.9% increase in comparable store sales in the current fiscal year. Comparable store sales growth consisted of a 2.3% increase in the number of transactions and a 5.4% increase in the average transaction size.

•

Net earnings increased $88.4 million in Fiscal 2010 as compared to Fiscal 2009 and Normalized EBITDA (as defined below) increased 25.2% in Fiscal 2010 to $191.9 million from $153.3 million in Fiscal 2009. EBITDA growth was driven by increased sales and gross margins due to improved product margins and productivity improvements in distribution and logistics costs.

Factors Affecting Our Results of Operations

Sales

We recognize sales at the time the customer tenders payment for and takes possession of the merchandise. All sales are final. Our sales consist of comparable store sales and new store sales. Comparable store sales is a measure of the percentage increase or decrease of the sales of stores open for at least 13 complete fiscal months relative to the same period in the prior year.

We include sales from expanded stores and relocated stores in comparable store sales. The primary drivers of comparable store sales performance are changes in number of transactions and average transaction size. To increase comparable store sales, we focus on offering a wide selection of high-quality merchandise at attractive values in well designed, consistent and convenient store formats.

We have historically experienced limited seasonal fluctuations in sales and expect this trend to continue. We generated 29.0% of Fiscal 2010 sales during the fourth quarter due to the Christmas selling season.

Our sales are adversely affected by inflation and other adverse economic developments that affect the level of consumer spending in Canada where we sell our merchandise.

Cost of Sales

Our cost of sales consist mainly of merchandise inventory and transportation costs (which are variable and proportional to our sales volume), store occupancy costs, and warehouse and distribution center operating costs. We record vendor rebates consisting of volume purchase rebates, when earned. The rebates are recorded as a reduction of inventory purchases at cost, which has the effect of reducing cost of sales. In the past, as a single fixed-price point dollar store, increases in operating and merchandise costs could negatively impact our operating results because we were not able to pass on cost increases to our customers. Redesigning direct sourced products was the only means to mitigate the impact of increasing unit costs. Although cost increases could still negatively impact our business, with our new multiple price point product offering effective February 2, 2009, we now have greater flexibility to react to cost increases on a timely basis. We have historically reduced our cost of sales by shifting more of our sourcing to low-cost foreign suppliers. For Fiscal 2010, direct overseas sourcing was 53.4% of our purchases compared to 50.4% for the same period in the prior year. While we still source a majority of our overseas products from China, we have been steadily increasing our purchases from other overseas suppliers in the last two fiscal years, including goods sourced directly from India, Indonesia, Thailand, Turkey and Vietnam. As a result, our cost of sales is impacted by the fluctuation of foreign currencies against the Canadian dollar. In particular, we purchase a majority of our imported merchandise from suppliers in China using U.S. dollars. Therefore, our cost of sales is impacted by the fluctuation of the Chinese renminbi against the U.S. dollar and the fluctuation of the U.S. dollar against the Canadian dollar.

While we enter into foreign exchange forward contracts to hedge a significant portion of our exposure to fluctuations in the value of the U.S. dollar against the Canadian dollar, we do not hedge our exposure to fluctuations in the value of the Chinese renminbi against the U.S. dollar.

Shipping and transportation costs are also a significant component of our cost of sales. When fuel costs increase, shipping and transportation costs increase because the carriers generally pass on such cost increases to the users. Because of the high volatility of fuel costs, it is difficult to forecast the fuel surcharges we may incur from our contract carriers as compared to past quarters.

Our occupancy costs are driven by our base rent expense. We believe that we are generally able to negotiate leases at attractive market rates due to the increased consumer traffic which our stores usually generate in strip malls and shopping centers. We typically enter into leases with base terms of ten years and options to renew for one or more periods of five years each.

General, Administrative and Store Operating Expenses

Our general, administrative and store operating expenses (“SG&A”) consist of store labour (which is primarily variable and proportional to store sales volume) and store maintenance costs, salaries and related benefits of corporate and field management team members, administrative office expenses, professional fees, and other related expenses, all of which are primarily fixed. Although our average hourly wage rate is higher than the minimum wage, an increase in the mandated minimum wage could significantly increase our payroll costs unless we realize offsetting productivity gains and cost reductions. We expect our administrative costs to increase as we build our infrastructure to effectively meet the needs generated by the growth of the Corporation. Since November 2, 2009, general, administrative and store operating expenses no longer include annual management fees of $3.0 million payable to funds advised by Bain Capital Partners, LLC (such funds being referred to in this report as “Bain Capital”) pursuant to its management agreement. This management agreement was terminated in connection with the consummation of the Corporation’s IPO during the third quarter of Fiscal 2010. A one-time fee of $5.0 million was paid to Bain Capital in connection with such termination.

Merchandising Strategy

As part of our ongoing effort to offer more value and higher quality goods to our customers, on February 2, 2009, we began offering in all our stores an additional assortment of products priced between $1.00 and $2.00. While the majority of products continue to be priced at $1.00, offering products at fixed price points up to $2.00 has expanded our merchandise selection with new items across most categories.

Economic or Industry-Wide Factors Affecting the Corporation

We operate in the value retail industry, which is highly competitive with respect to price, store location, merchandise quality, assortment and presentation, in-stock consistency, and customer service. We compete with other dollar stores, variety and discount stores and mass merchants operating in Canada. These other retail companies operate stores in many of the areas where we operate and many of them engage in extensive advertising and marketing efforts. Additionally, we compete with a number of companies for prime retail site locations, as well as in attracting and retaining quality employees. We, along with other retail companies, expect continuing pressure resulting from a number of factors including, but not limited to: merchandise costs, recession and instability in the global economy, consumer debt levels and buying patterns, adverse economic conditions, interest rates, market volatility, customer preferences, unemployment, labour costs, inflation, currency exchange fluctuations, fuel prices, weather patterns, catastrophic events, competitive pressures and insurance costs. Due to current economic conditions, consumer spending could decline because of economic pressures, including unemployment. Reductions in consumer confidence and spending could have an adverse effect on our sales.

Selected Consolidated Financial Information

The following tables set out selected financial information for the periods indicated. The selected consolidated financial information set out below as of January 31, 2010 and February 1, 2009, and for each of the three years ended January 31, 2010, February 1, 2009 and February 3, 2008 has been derived from our audited consolidated financial statements and related notes.

	Fiscal Year Ended
(dollars in thousands, except per share amounts and number of share)	January 31, 2010	February 1, 2009	February 3, 2008
Earnings Data
Sales	$1,253,706	$1,089,011	$972,352
Cost of sales(2)	810,624	724,157	643,579

Gross profit	443,082	364,854	328,773
Expenses:
General, administrative and store operating expenses(2)	264,784	214,596	185,735
Amortization	24,919	21,818	18,389

Total expenses	289,703	236,414	204,124

Operating income	153,379	128,440	124,649
Interest expense on long-term debt	62,343	61,192	72,053
Interest expense on amounts due to shareholders	19,866	25,709	23,027
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	(31,108)	44,793	(34,411)

Earnings (loss) before income taxes	102,278	(3,254)	63,980
Provision for income taxes	29,415	12,250	13,935

Net earnings (loss)	$72,863	$(15,504)	$50,045

Basic net earnings (loss) per common share	$1.41	$(0.36)	$1.18
Diluted net earnings (loss) per common share	$1.37	$(0.36)	$1.17

Weighted average number of basic common shares outstanding during the period (in thousands)	51,511	42,576	42,482
Weighted average number of diluted common shares outstanding during the period (in thousands)	53,049	42,576	43,362

Balance Sheet Data(3)
Cash and cash equivalents	$93,057	$66,218	$26,289
Merchandise inventories	234,684	249,644	198,500
Property and equipment	138,214	129,878	111,936
Total assets	1,322,237	1,363,038	1,200,539
Total debt(4)	517,399	804,988	787,571

Other Data
Year-over-year sales growth	15.1%	12.0%	9.5%
Comparable store sales growth(5)	7.9%	3.4%	(1.5%	)
Gross margin(6)	35.3%	33.5%	33.8%
Normalized SG&A as a % of sales(1)(7)	20.0%	19.4%	18.8%
Normalized EBITDA(1)	$191,883	$153,258	$146,038
Normalized EBIT(1)	$166,964	$131,440	$127,649
Normalized EBIT margin(1)(7)	13.3%	12.1%	13.1%
Capital expenditures	$33,772	$40,502	$45,994
Number of stores(3)	603	564	521
Average store size (gross square feet)(3)	9,806	9,760	9,600

(1)

In this report, we refer to Normalized EBIT, Normalized EBITDA and Normalized SG&A collectively referred to as the “Non-GAAP measures”. “Normalized EBIT” represents operating income, in accordance with Canadian GAAP, adjusted for non-recurring and IPO related charges. “Normalized EBITDA” represents Normalized EBIT plus amortization. “Normalized SG&A” represents SG&A, in accordance with Canadian GAAP, adjusted for non-recurring and IPO-related charges.

A reconciliation of operating income to Normalized EBIT is included below:

	Fiscal Year Ended
(dollars in thousands)	January 31, 2010	February 1, 2009	February 3, 2008
Operating income	$153,379	$128,440	$124,649
Add: non-recurring and IPO-related charges: Management fees(a)(b)	2,250	3,000	3,000
Fee paid in connection with the termination of the management agreement(b)	5,000	—	—
IPO related stock compensation expense(c)	4,852	—	—
Severance(d)	1,483	—	—

Non-recurring and IPO-related charges	13,585	3,000	3,000

Normalized EBIT	$166,964	$131,440	$127,649

Normalized EBIT margin	13.3%	12.1%	13.1%
A reconciliation of Normalized EBIT to Normalized EBITDA is included below:
	Fiscal Year Ended
(dollars in thousands)	January 31, 2010	February 1, 2009	February 3, 2008
Normalized EBIT	$166,964	$131,440	$127,649
Add: Amortization	24,919	21,818	18,389

Normalized EBITDA	$191,883	$153,258	$146,038

A reconciliation of SG&A to Normalized SG&A is included below:
	Fiscal Year Ended
(dollars in thousands)	January 31, 2010	February 1, 2009	February 3, 2008
SG&A	$264,784	$214,596	$185,735
Deduct: non-recurring and IPO-related charges(a)(b)(c)(d)	(13,585)	(3,000)	(3,000)

Normalized SG&A	$251,199	$211,596	$182,735

Normalized SG&A as a % of sales	20.0%	19.4%	18.8%

A reconciliation of Normalized EBITDA to cash flows from operating activities is included below:

	Fiscal Year Ended
(dollars in thousands)	January 31, 2010	February 1, 2009	February 3, 2008
Normalized EBITDA	$191,883	$153,258	$146,038
Interest expense on long-term debt (net of amortization of debt issue costs and capitalized interest)	(44,156)	(34,630)	(65,713)
Interest expense on amounts due to shareholders (net of capitalized interest)	(1,415)	(1,857)	(1,730)
Cash foreign exchange gain (loss) on derivative financial instruments and long-term debt(e)	(25,976)	14,282	(9,618)
Current income taxes	(23,936)	(3,114)	(354)
Deemed interest repaid	(8,288)	(1,129)	(1,083)
Deferred lease inducements	2,139	2,276	2,312
Deferred tenant allowances and leasing costs	3,437	2,068	3,356
Amortization of deferred tenant allowances and leasing costs	(1,370)	(1,098)	(863)
Stock-based compensation (net of IPO related stock compensation) (c)	748	741	1,312
Management fees(a)(b)	(2,250)	(3,000)	(3,000)
Fee paid in connection with the termination of the management agreement	(5,000)	—	—
Severance	(1,483)	—	—
Other	(1)	38	223

	84,332	127,835	70,880
Changes in non-cash working capital components	38,154	(12,179)	(20,647)

Net cash provided by operating activities	$122,486	$115,656	$50,233

(a)	Reflects the management fees incurred and paid or payable to Bain Capital, excluding out of pocket expenses.
(b)	The management agreement was terminated concurrent with the IPO.
(c)	Reflects the stock compensation expense related to performance vesting clauses that were triggered by our IPO.
(d)	Represents the elimination of severance.
(e)	Represents the cash gain (loss) portion of the foreign exchange loss on long-term debt and change in fair value of derivative financial instruments.
(2)

Certain expenses have been reclassified between cost of sales and general, administrative and store operating expenses. All comparable figures and historical results have been recalculated accordingly.

(3)	At the end of the period.
(4)	Total debt is comprised of current portion of long-term debt, long-term debt before debt issue costs and discounts, and derivative financial instruments related to long-term debt.
(5)	Comparable store means a store open for at least 13 complete months relative to the same period in the prior year, including relocated stores and expanded stores.
(6)	Gross margin represents gross profit as a % of sales.
(7)	Normalized EBIT margin represents Normalized EBIT (see note 1) divided by sales. Normalized SG&A as a % of sales represents Normalized SG&A (see note 1) divided by sales.

Results of Operations

Fiscal Year Ended January 31, 2010 Compared to Fiscal Year Ended February 1, 2009

Sales

For Fiscal 2010, we recorded sales of $1,253.7 million, a 15.1% increase over the prior fiscal year. Comparable store sales rose 7.9%, driven by a 2.3% increase in number of transactions and a 5.4% increase in average transaction size.

On February 2, 2009, we introduced our new selection of items at price points of $1.25, $1.50 and $2.00. This introduction was made progressively in the first quarter and the vast majority of our products is still sold at $1.00. We believe the introduction of new price points has positively impacted our sales and resulted in both an improved number of transactions and higher average transaction size. Our total store square footage increased 7.3% from 5.5 million at February 1, 2009 to 5.9 million at January 31, 2010.

Cost of Sales

Our cost of sales increased $86.5 million, or 11.9%, from $724.2 million for Fiscal 2009, to $810.6 million for Fiscal 2010. Our gross margin increased to 35.3% of sales as compared to 33.5% of sales for the prior fiscal year, driven by improved product margins associated with the introduction of our multiple price-point strategy and net productivity improvements in distribution and logistics costs.

General, Administrative and Store Operating Expenses

SG&A increased $50.2 million, or 23.4%, from $214.6 million for Fiscal 2009, to $264.8 million for Fiscal 2010 due to the opening of 39 net new stores since the end of Fiscal 2009, increases in store wage rates, the full-year impact of central infrastructure costs added during the prior fiscal year and the incurrence in Fiscal 2010 of approximately $13.6 million of non-recurring and IPO-related expenses. These non-recurring charges include a $5.0 million fee paid in connection with the termination of our management agreement with Bain Capital, $2.2 million management fees paid to Bain Capital pursuant to such management agreement and prior to such termination, stock compensation expense of approximately $4.9 million triggered by the Corporation’s IPO, and severance charges of $1.5 million. Non-recurring charges incurred during Fiscal 2009 consisted of $3.0 million management fees paid to Bain Capital described above.

Amortization

Amortization expense increased $3.1 million, from $21.8 million for Fiscal 2009, to $24.9 million for Fiscal 2010 due to new store openings.

Interest Expense on Long-Term Debt

Interest expense increased $1.2 million, from $61.2 million for Fiscal 2009, to $62.3 million for Fiscal 2010 due primarily to $13.8 million of non-recurring interest expense associated with the early redemption of debt, partially offset by lower interest costs resulting from the lower outstanding debt balance and lower interest rates on our variable-rate debt. The non-recurring interest charges incurred during Fiscal 2010 include a $3.8 million write-off of debt issue costs associated with the term loan A of the Credit Facility and the 8.875% Subordinated Notes, and $10.0 million in debt repayment premium and expenses associated with the redemption of the 8.875% Subordinated Notes which occurred on November 17, 2009 (the “Redemption Date”).

Interest Expense on Amounts Due to Shareholders

Interest expense on amounts due to shareholders decreased $5.8 million, from $25.7 million for Fiscal 2009, to $19.9 million for Fiscal 2010 due primarily to the conversion of this debt into shares and the repayment of the remaining balance of the amounts due to shareholders on October 16, 2009.

Foreign Exchange Loss (Gain) on Derivative Financial Instruments and Long-Term Debt

Foreign exchange gain on derivative financial instruments and long-term debt increased $75.9 million, from a $44.8 million loss for Fiscal 2009, to a $31.1 million gain for Fiscal 2010 due mainly to the impact of the strengthening of the Canadian dollar relative to the U.S. dollar on our Deferred Interest Notes, which were not hedged until November 2009. The $44.8 million foreign exchange loss on derivative financial instruments and long-term debt in Fiscal 2009 was due primarily to the impact of the weakening of the Canadian dollar relative to the U.S. dollar on our Deferred Interest Notes which were not hedged during Fiscal 2009.

Provision for Income Taxes

Provision for income tax increased $17.2 million, from $12.3 million for Fiscal 2009 to $29.4 million for Fiscal 2010 due to increased profitability. The combined statutory provincial and federal tax rate was 31.8% and 32.2%, respectively in Fiscal 2010 and Fiscal 2009. Our effective tax rate is mainly affected by non-deductible accretion value on amounts due to certain shareholders of the Corporation as well as gains and losses on foreign exchange which are only 50% taxable (deductible).

Net Earnings

Net earnings increased $88.4 million, from a $15.5 million loss for Fiscal 2009 to $72.9 million for Fiscal 2010. The increase in net earnings was driven mainly by sales growth, higher gross margin dollars, and a foreign exchange gain on our outstanding Deferred Interest Notes, which were not hedged during these periods until November 2009.

Fiscal Year Ended February 1, 2009 Compared to Fiscal Year Ended February 3, 2008

Sales

Our sales increased $116.7 million, or 12.0%, from $972.4 million for Fiscal 2008, to $1,089.0 million for Fiscal 2009. Comparable store sales increased 3.4% during Fiscal 2009, representing an increase of approximately $10.5 million. The Comparable store sales increase was driven by a 3.9% increase in the average transaction size, offset by a 0.5% decrease in the number of transactions. The remaining portion of the sales growth, or $106.2 million, was driven primarily by the incremental full period impact of the 61 stores opened (offset by the temporary closure of three stores) during Fiscal 2008 and the opening of 47 new stores (offset by the temporary closure of four stores) in Fiscal 2009. Our total store square footage increased 10.0% from 5.0 million at February 3, 2008 to 5.5 million at February 1, 2009.

Cost of Sales

Cost of sales increased $80.6 million, or 12.5%, from $643.6 million for Fiscal 2008, to $724.2 million for Fiscal 2009. Our gross margin decreased to 33.5% for Fiscal 2009 from 33.8% for Fiscal 2008 due primarily to higher transportation costs.

General, Administrative and Store Operating Expenses

SG&A increased $29.1 million, or 15.7%, from $185.5 million for Fiscal 2008, to $214.6 million for Fiscal 2009. This increase was primarily driven by an increase in store labour costs due to the increased number of stores in operation and minimum wage increases. SG&A to support our store network expansion also increased. As a percentage of sales, our SG&A increased from 19.1% for Fiscal 2008 to 19.7% for Fiscal 2009.

Amortization

Amortization expense increased $3.4 million, from $18.4 million for Fiscal 2008, to $21.8 million for Fiscal 2009. This increase was due to the amortization of property and equipment resulting from the new store openings and the amortization of capitalized software costs associated with our enterprise-wide software system.

Interest Expense on Long-term Debt

Interest expense decreased $10.9 million from $72.1 million for Fiscal 2008, to $61.2 million for Fiscal 2009, which reflects the reduced debt outstanding and lower interest rates on variable-rate debt, partially offset by the impact of stronger U.S. dollar relative to the Canadian dollar. Average rates for translating U.S. dollars into Canadian dollars were 1.0850 for Fiscal 2009 and 1.0603 for Fiscal 2008.

Interest Expense on Amounts due to Shareholders

Interest expense increased $2.7 million from $23.0 million for Fiscal 2008, to $25.7 million for Fiscal 2009, which reflects the accretion on our previously outstanding junior subordinated notes and Class A, Class B and Class C preferred shares.

Foreign Exchange Loss (Gain) on Derivative Financial Instruments and Long-Term Debt

Foreign exchange loss on derivative financial instruments and long-term debt increased $79.2 million from a $34.4 million gain for Fiscal 2008, to a $44.8 million loss for Fiscal 2009, due mainly to the impact of the strengthening of the U.S. dollar relative to the Canadian dollar on the Deferred Interest Notes which were unhedged during these periods.

Provision for Income Taxes

Our effective tax rate is affected by non-deductible accretion value on preferred shares as well as gains and losses on foreign exchange which are only 50% taxable and valuation allowances taken on any cumulative foreign exchange loss. A reconciliation of our effective income tax rate is included in note 17(b) of our audited consolidated financial statements.

Net Earnings (Loss)

Net earnings decreased $65.5 million from $50.0 million for Fiscal 2008, to a loss of $15.5 million for Fiscal 2009 as operating income growth in Fiscal 2009 as compared to Fiscal 2008 was more than offset by an unfavourable $79.2 million swing in foreign exchange loss on derivative financial instruments and long-term debt from Fiscal 2008 to Fiscal 2009 due to the impact of the strengthening of the U.S. dollar relative to the Canadian dollar on the Deferred Interest Notes which were unhedged during these periods.

Summary of Consolidated Quarterly Results

	Fiscal 2010				Fiscal 2009
dollars (in thousands)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Statements of Earnings (Loss) Data:
Sales	$364,100	$312,797	$303,400	$273,409	$315,546	$272,379	$264,271	$236,815
Cost of sales(1)	221,652	204,189	202,556	182,227	208,940	181,285	172,434	161,498
General, administrative and store operating expenses(1)	74,902	73,714	59,400	56,768	60,471	55,061	51,387	47,677
Amortization	6,576	6,008	6,294	6,041	5,980	5,500	5,565	4,773

Total expenses	303,130	283,911	268,250	245,036	275,391	241,846	229,386	213,948

Operating income	60,970	28,886	35,150	28,373	40,155	30,533	34,885	22,867
Other expenses:
Interest expense on long-term debt	7,277	26,170	13,472	15,424	15,090	16,079	14,665	15,358
Interest expense on amounts due to shareholders	—	5,826	7,131	6,909	6,769	6,469	6,331	6,140
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	5,511	(7,785)	(21,329)	(7,505)	5,007	30,230	1,102	8,454

Earning (loss) before income taxes	48,182	4,675	35,876	13,545	13,289	(22,245)	12,787	(7,085)
Provision for (recovery of) income taxes	14,172	3,535	9,293	2,415	6,761	(38)	5,332	195

Net earnings (loss)	$34,010	$1,140	$26,583	$11,130	$6,528	$(22,207)	$7,455	$(7,280)

(1)

Certain expenses have been reclassified between cost of sales and general, administrative and store operating expenses. All comparable figures and historical results have been recalculated accordingly.

Analysis of Fourth Quarter 2010 Results

Sales

Sales for the 13-week period ended January 31, 2010 increased 15.4% to $364.1 million from $315.5 million in the corresponding period in Fiscal 2009.

Fourth quarter sales growth was driven by the opening of 39 net new stores during Fiscal 2010 as well as a 9.3% increase in comparable store sales over the fourth quarter of Fiscal 2009. Comparable store sales growth consisted of a 3.3% increase in the number of transactions and a 5.8% increase in the average transaction size.

Cost of Sales

Our cost of sales increased $12.7 million, or 6.1%, from $208.9 million for the fourth quarter of Fiscal 2009, to $221.7 million for the fourth quarter of Fiscal 2010. Gross margin increased to 39.1% of sales as compared to 33.8% of sales for the same period of Fiscal 2009, due primarily to improved product margins, reduced shrink provision and improved efficiencies in distribution and transportation costs.

General, Administrative and Store Operating Expenses

SG&A increased 23.9% to $74.9 million for the fourth quarter of Fiscal 2010 from $60.5 million for the fourth quarter of Fiscal 2009, due primarily to the opening of 39 net new stores since the end of Fiscal 2009, increases in store wage rates and increases in central infrastructure costs.

Amortization

Amortization expense increased $0.6 million, from $6.0 million for the fourth quarter of Fiscal 2009, to $6.6 million for the fourth quarter of Fiscal 2010 due primarily to new store openings.

Interest Expense on Long-term Debt

Interest expense decreased $7.8 million, from $15.1 million for the fourth quarter of Fiscal 2009, to $7.3 million for the fourth quarter of Fiscal 2010 due primarily to the lower outstanding debt balance and lower interest rates on our variable-rate debt.

Interest Expense on Amounts Due to Shareholders

Interest expense on amounts due to shareholders decreased $6.8 million, from $6.8 million for the fourth quarter of Fiscal 2009, to nil for the fourth quarter of Fiscal 2010 due to the conversion of this debt into shares and the repayment of the remaining balance of the amounts due to shareholders on October 16, 2009.

Foreign Exchange Loss (Gain) on Derivative Financial Instruments and Long-Term Debt

The Corporation recorded a foreign exchange loss on derivative financial instruments and long term debt of $5.5 million in the fourth quarter of Fiscal 2010 due primarily to the loss realized on foreign exchange contracts used to redeem a portion of our 8.875% Subordinated Notes and those used to make a cash interest payment on our U.S. dollar-denominated Deferred Interest Notes. This $5.5 million foreign exchange loss compares to a foreign exchange loss on derivative financial instruments and long-term debt of $5.0 million recorded during the fourth quarter of Fiscal 2009 driven by the impact of the strengthening of the U.S. dollar relative to the Canadian dollar on our U.S. dollar-denominated Deferred Interest Notes which were not hedged during that period.

Provision for Income Taxes

Provision for income tax increased $7.4 million, from $6.8 million for the fourth quarter of Fiscal 2009 to $14.2 million for the fourth quarter of Fiscal 2010 due to increased profitability.

Net Earnings

Net earnings increased $27.5 million, from $6.5 million for the fourth quarter of Fiscal 2009 to $34.0 million for the fourth quarter of Fiscal 2010. The increase in net earnings was driven mainly by increases in sales and gross margin as a percentage of sales, reduced interest expense on long-term debt and the elimination of interest on amounts due to shareholders.

Liquidity and Capital Resources

Cash Flows

Cash Flows from Operating Activities

Cash flows provided by operating activities in Fiscal 2010 increased to $122.5 million as compared to $115.7 million in Fiscal 2009 driven by a $38.2 million reduction in working capital in Fiscal 2010 as compared to an increase of $12.2 million in working capital in Fiscal 2009. The change in working capital trend was driven by a reduction in Fiscal 2010 of merchandise inventory accumulated in the prior year in advance of the launch of our multiple price point merchandise offering and an increase in taxes payable generated in Fiscal 2010.

Cash Flows from Investing Activities

During Fiscal 2010, cash used for investing activities decreased to $40.1 million from $49.7 million in Fiscal 2009. Purchases of property and equipment were lower by $6.7 million in Fiscal 2010 due mainly to fewer new store openings and lower capital requirements for our information systems. There were 41 stores opened (offset by the temporary closure of two stores) in Fiscal 2010 compared to 47 stores opened (offset by the temporary closure of four stores) in Fiscal 2009. In addition, cash used to settle derivative financial instruments in Fiscal 2010 decreased to $6.4 million from $9.4 million in Fiscal 2009. In Fiscal 2010 the Corporation incurred a $6.4 million loss on the early settlement of a derivative financial instrument associated with the modification of a swap agreement to mitigate better the foreign currency risk associated with the outstanding debt following the redemption of the outstanding U.S.$200.0 million principal amount 8.875% Subordinated Notes on November 17, 2009, as compared to a $9.4 million loss incurred in Fiscal 2009 driven by the settlement of a foreign currency swap agreement used to mitigate the foreign exchange risk associated with our previously outstanding 8.875% Subordinated Notes.

Cash Flows from Financing Activities

Cash used by financing activities in Fiscal 2010 was $55.6 million as compared to $25.8 million in Fiscal 2009. In Fiscal 2010, the Corporation generated net IPO proceeds of $272.4 million due to the issuance of Common Shares for an aggregate amount of $300.0 million less issuance costs of $27.6 million. The net proceeds of the IPO together with working capital were used to repay the outstanding U.S.$200.0 million principal amount of the 8.875% Senior Subordinated Notes due in 2012, $70.1 million notes owing to certain shareholders of the Corporation, $53.2 million of the principal amount on the term loan A of the Credit Facility, and $2.7 million quarterly scheduled principal repayments of the term loan B of the Credit Facility. During Fiscal 2009, cash used by financing activities were driven primarily by $18.0 million of scheduled quarterly principal repayments on the term loan A of the Credit Facility, a $6.2 million mandatory payment required under the terms of the term loan A of the Credit Facility due to annual consolidated excess cash flow generation, and by $2.8 million of scheduled quarterly principal repayments on the term loan B of the Credit Facility, offset by $1.1 million of deemed interest on debt repayment.

Liquidity

The Corporation has historically generated sufficient operating cash flow to fund its planned growth strategy and debt service requirements. Management anticipates this will continue to be the case given that over the previous three fiscal years, our new stores achieved an average capital payback period of less than two years on the total cash outlay (including capital expenditures and inventory) required to launch a new store. Further, as at January 31, 2010, the Corporation had $93.1 million of cash and cash equivalents on hand and an undrawn revolving credit facility of $73.7 million which provides further flexibility to meet any unanticipated cash requirements.

Capital Expenditures

Capital expenditures for Fiscal 2010 were $33.8 million, offset by tenant allowances of $3.6 million as compared to $40.5 million offset by tenant allowances of $2.6 million for Fiscal 2009. The decreased spending in Fiscal 2010 was primarily due to fewer store openings and lower capital requirements for information systems as compared to Fiscal 2009.

Debt and Commitments

We are and have historically been significantly leveraged. Our principal sources of liquidity have been cash flows generated from operations and borrowings under the Credit Facility. Our principal cash requirements have been for working capital, capital expenditures and debt service. In connection with the acquisition of the Dollarama business in 2004 by an entity formed by Bain Capital, we entered into the Credit Facility, pursuant to which we incurred $120.0 million of borrowings under the term loan A facility and U.S.$201.3 million of borrowings under a term loan B facility ($240.0 million based on the exchange rate on the closing date of the acquisition), and the senior subordinated bridge loan facility, pursuant to which we borrowed an aggregate of $240.0 million.

On August 12, 2005, we issued U.S.$200.0 million 8.875% Subordinated Notes bearing interest at 8.875% per annum payable semi annually and maturing in November 2012. We used the proceeds from the sale of these 8.875% Subordinated Notes, together with additional borrowings under the term loan B of the Credit Facility of U.S.$45.0 million that we incurred pursuant to an amendment to the Credit Facility to (i) repay the outstanding borrowings under the senior subordinated bridge loan facility, (ii) repay a note owing to certain of our shareholders and (iii) pay related fees and expenses. At that time, the outstanding borrowings under the senior subordinated bridge loan including the accrued interest were $240.5 million bearing interest at Canadian Banker’s Acceptance rate plus 8.25% per annum and would have otherwise matured in May 2006.

On December 20, 2006, we issued U.S.$200.0 million Deferred Interest Notes bearing interest at 6-month LIBOR plus 5.75% (increasing to 6.25% after two years and 6.75% after three years) per annum, payable semi annually and maturing in November 2012. We used the proceeds from the sale of these notes to make a cash distribution to certain of our shareholders and to pay related fees and expenses.

As of January 31, 2010, we and our subsidiaries had approximately: $250.6 million of senior secured debt outstanding under the Credit Facility; and U.S.$212.2 million ($226.9 million based on the exchange rate on January 31, 2010) of Deferred Interest Notes.

Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, or other factors that are beyond our control. Based upon the current level of our operations, we believe that cash flows from operations, together with borrowings available under the Credit Facility, will be adequate to meet our future liquidity needs. Our assumptions with respect to future liquidity needs may not be correct and funds available to us from the sources described above may not be sufficient to enable us to service our indebtedness, or cover any shortfall in funding for any unanticipated expenses.

We and our significant shareholders may from time to time seek to retire or purchase our outstanding debt (including publicly issued debt) through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Credit Facility

As of January 31, 2010, the Credit Facility consisted of a (i) U.S.$234.3 million ($250.6 million based on the exchange rate on January 31, 2010) term loan B facility maturing in November 2011, denominated in U.S. dollars; and (ii) $75.0 million revolving credit facility denominated in Canadian dollars and maturing in June 2012, which includes a $25.0 million letter of credit subfacility and a $10.0 million swingline loan subfacility. As of January 31, 2010, there was an aggregate $251.9 million outstanding under the Credit Facility, including $1.3 million of letters of credit outstanding under the revolving credit facility. In addition, we may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request additional term loan tranches or increases to the revolving loan commitments by an aggregate amount of up to $150.0 million (or the U.S. dollar equivalent thereof).

The interest rates per annum applicable to the loans under the Credit Facility, other than swingline loans, equal an applicable margin percentage plus, at our option, (1) in the case of U.S. dollar denominated loans, (a) a U.S. base rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate of interest for U.S. dollar loans made in Canada and (ii) the federal funds effective rate (converted to a rate based on a 365 or 366 day period, as the case may be) plus 1.0% per annum or (b) the rate per annum equal to the rate determined by Royal Bank of Canada to be the offered rate that appears on the page of the Telerate screen 3750 that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars for an interest period chosen by the applicable borrower of one, two, three, or six months (or, if made available by all applicable lenders, nine or twelve month periods) and (2) in the case of Canadian dollar denominated loans, (a) a Canadian prime rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate for Canadian dollar loans made in Canada and (ii) the rate per annum determined as being the arithmetic average of the rates quoted for bankers’ acceptances for an interest period of one month as listed on the applicable Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (plus 0.10% for certain lenders) plus 1.0% per annum or (b) the rate per annum determined as being the arithmetic average of the rates quoted for bankers’ acceptances for the appropriate interest period as listed on the applicable Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (plus 0.10% for certain lenders).

The applicable margin percentages for Canadian dollar denominated loans and U.S. dollar denominated loans are subject to adjustment based upon the level of the total lease-adjusted leverage ratio. As of January 31, 2010, the applicable margin percentage for 0.75% for Canadian prime rate loans and 1.75% for bankers’ acceptances and the applicable margin percentage was 1.75% for adjusted LIBOR rate loans and 0.75% for U.S. base rate loans. Swingline loans bear interest at an interest rate equal to the interest rate for Canadian prime rate loans. On the last day of each calendar quarter, we also pay a commitment fee (calculated in arrears) to each revolving credit lender in respect of any unused commitments under the revolving credit facility, subject to adjustment based upon the level of the total lease-adjusted leverage ratio. As of January 31, 2010, the commitment fee was 0.375%.

The Credit Facility contains various restrictive covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries, to, among other things: make investments and loans, make capital expenditures, incur, assume, or permit to exist additional indebtedness, guarantees, or liens, engage in mergers, acquisitions, asset sales or sale-leaseback transactions, declare dividends, make payments on, or redeem or repurchase equity interests, alter the nature of the business, engage in certain transactions, with affiliates, enter into agreements limiting subsidiary distributions, and prepay, redeem, or repurchase certain indebtedness.

The Credit Facility requires Dollarama Group L.P. (“Group L.P.”) to comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio test and a maximum lease-adjusted leverage ratio test. As of January 31, 2010, the terms of the Credit Facility required that we maintain a minimum interest coverage ratio of 2.50:1 and a lease-adjusted leverage ratio of no more than 4.50:1. The interest coverage ratio and the lease-adjusted leverage ratio financial covenants are not subject to further adjustments and will be fixed at 2.50:1 and 4.50:1, respectively, for the remaining term of the Credit Facility. As of January 31, 2010, the Corporation was in compliance with all of its financial covenants.

Subject to exceptions, the Credit Facility requires mandatory prepayments of or offer to prepay (with the failure to do so constituting an event of default) the loans in the event of certain asset sales or other asset dispositions, issuances of equity securities or debt securities, or if we have annual consolidated excess cash flows. The Credit Facility is guaranteed by Dollarama Holdings L.P. (“Holdings L.P.”), Dollarama Group GP Inc. and all of Group L.P.’s existing and future restricted subsidiaries, and is secured by a security interest in substantially all of the existing and future assets of Holdings L.P., Dollarama Group GP Inc, Group L.P. and Group L.P.’s restricted subsidiaries, and a pledge of Group L.P.’s capital stock and the capital stock of each of its subsidiaries, subject to certain exceptions agreed upon with the lenders and local law requirements.

On September 22, 2009, we entered into Amendment No. 5 to the Credit Facility which allowed us to enter into a new secured revolving credit facility which replaced our existing secured revolving credit facility on the same terms, except that the new revolving credit facility may have a later maturity date and may have a different interest rate.

On October 21, 2009, we entered into Amendment No. 6 to the Credit Facility. The Amendment No. 6 provides us with a new $75.0 million secured revolving credit facility, which matures in July 2012 and otherwise has the same terms, pricing, covenants, guarantees and security as our existing secured revolving credit facility.

8.875% Subordinated Notes

Group L.P. and Dollarama Corporation issued U.S.$200.0 million of 8.875% Subordinated Notes due in 2012 on August 12, 2005. On the Redemption Date, Group L.P. and Dollarama Corporation consummated the redemption of the outstanding U.S.$200.0 million principle amount of the 8.875% Subordinated Notes in accordance with their terms. The redemption price was 104.438% of the principal amount of the 8.875% Subordinated Notes, plus accrued and unpaid interest to the Redemption Date and was paid from cash on hand and from the net proceeds of the IPO.

Deferred Interest Notes

Dollarama Group Holdings L.P. (“Holdings”) and Dollarama Group Holdings Corporation issued U.S.$200.0 million of Deferred Interest Notes on December 20, 2006. As of January 31, 2010, there was U.S.$212.2 million in aggregate principal amount and deferred interest outstanding. The Deferred Interest Notes will mature on August 15, 2012. Interest on the Deferred Interest Notes accrues and is payable semi-annually in arrears on June 15 and December 15 of each year, at a rate per annum equal to 6-month LIBOR plus 6.75% as of December 15, 2009. On each interest payment date, Holdings and Dollarama Group Holdings Corporation may elect to pay interest in cash or defer the payment of interest, in which case such interest will become deferred interest and interest shall accrue on such deferred interest for subsequent interest periods. For the payment of interest due on June 15, 2009, Holdings and Dollarama Group Holdings Corporation deferred the payment of interest on the Deferred Interest Notes, which payment represented an amount of U.S.$8.7 million. Interest was also deferred on June 15, 2008 and December 15, 2008. An aggregate amount of U.S.$27.4 million of deferred interest remains outstanding as of January 31, 2010 and will be payable at the latest upon redemption or maturity of the Deferred Interest Notes. Holdings elected to make a cash payment of interest due on December 15, 2009 in the amount of $8.4 million.

The Deferred Interest Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as percentages of principal amount plus deferred interest), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during periods set forth below:

Year	Redemption Price
December 15, 2009 to December 14, 2010	101.00
December 15, 2010 and thereafter	100.00

In addition, Holdings and Dollarama Group Holdings Corporation may redeem all of the Deferred Interest Notes at a price equal to 100% of the principal amount plus deferred interest, plus accrued and unpaid interest, if any, if Holdings and Dollarama Group Holdings Corporation become obligated to pay certain tax gross-up amounts. Following a change of control as defined in the indenture governing the Deferred Interest Notes (the “Deferred Interest Notes Indenture”), Holdings and Dollarama Group Holdings Corporation will be required to offer to purchase all of the Deferred Interest Notes at a purchase price of 101% of their principal amount plus deferred interest, plus accrued and unpaid interest (other than deferred interest), if any, to the date of purchase.

The Deferred Interest Notes Indenture contains certain restrictions on us, including restrictions on Holdings’, Dollarama Group Holdings Corporation’s and their restricted subsidiaries’ ability to make investments and loans, incur indebtedness and issue preferred stock, declare dividends, make payments on, or redeem or repurchase equity interests, engage in certain transactions with affiliates, grant liens, sell assets, enter into agreements limiting subsidiary distributions, and engage in certain other activities. The Deferred Interest Notes Indenture contains customary affirmative covenants and events of default, including, but not limited to, non-payment of principal, premium of interest, breach of covenants, cross default and cross acceleration to certain indebtedness, insolvency and bankruptcy events, material judgments and actual or asserted invalidity of the guarantees. Some of these events of default allow for notice and grace periods and are subject to materiality thresholds.

The Deferred Interest Notes constitute senior unsecured obligations of Holdings and Dollarama Group Holdings Corporation. They rank equally in right of payment to all of Holdings’ and Dollarama Group Holdings Corporation’s future unsecured senior indebtedness, senior in right of payment to any of Holdings’ and Dollarama Group Holdings Corporation’s future senior subordinated indebtedness and subordinated indebtedness and are effectively subordinated in right of payment to any of Holdings’ and Dollarama Group Holdings Corporation’s future secured debt, to the extent of such security and are structurally subordinated in right of payment to all existing and future debt and other liabilities, including the Credit Facility, trade payables and lease obligations, of Holdings’ subsidiaries. The Deferred Interest Notes are not guaranteed by any of Holdings’ subsidiaries (other than Dollarama Group Holdings Corporation, as the co-issuer of the Deferred Interest Notes).

Contractual Obligations and Commercial Commitments

The following tables summarize our material contractual obligations (in thousands of dollars) as of January 31, 2010, including off-balance sheet arrangements and our commitments:

Contractual obligations	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter
Lease financing
Operating lease obligations(1)	$567,599	$75,514	$70,567	$65,635	$61,072	$56,227	$238,584

Long-term borrowings
Credit Facility	250,564	1,925	248,611	—	—	—	—

Deferred Interest Notes	226,872	—	—	226,872	—	—	—

Mandatory interest payments(2)	61,515	21,968	23,201	16,347	—	—	—

Total contractual obligations	$1,106,550	$99,434	$342,379	$308,854	$61,072	$56,227	$238,584

Commitments	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter
Letters of credit and surety bonds	$1,312	$1,312	$—	$—	$—	$—	$—

Total commitments	$1,312	$1,312	$—	$—	$—	$—	$—

Total contractual obligations and commitments	$1,107,862	$100,746	$342,379	$308,854	$61,072	$56,227	$238,584

(1)

Represent the basic annual rent, exclusive of the contingent rentals, common area maintenance, real estate taxes and other charges paid to landlords, all together representing less than 1/3 of our total lease expenses.

(2)

Based on the assumed interest rates on the amounts due under the Credit Facility, applying the current foreign exchange rate where required. Where swap agreements are in place, the mandatory interest payments reflect swap payments. For the Deferred Interest Notes, we assumed the current applicable rates. We do not have any obligation to pay interest in cash until maturity.

Transactions with Related Parties

Termination of Management Agreement

The management agreement dated November 18, 2004 between the Corporation and its subsidiaries on one hand, and Bain Capital on the other hand, was terminated effective as of October 16, 2009 in connection with the closing of our IPO. In connection with such termination, we paid Bain Capital an aggregate one-time fee of $5.0 million.

Advisory Agreement

In connection with the Corporation’s IPO, the Corporation entered into an advisory agreement with Bain Capital for financial and structuring advice and analysis, as well as assistance with due diligence investigations and negotiations, and in accordance with such agreement paid Bain Capital a one-time fee of $1.0 million which was paid at the closing of the IPO.

Real Property Leases

We currently lease 18 stores, four warehouses and our distribution center from entities controlled by Larry Rossy, pursuant to long-term lease agreements. Rental expenses associated with these related-party leases are established at market terms and represented an aggregate amount of approximately $9.8 million for Fiscal 2010.

Off-Balance Sheet Obligations

Other than our operating lease commitments, we have no off-balance sheet obligations.

Critical Accounting Policies and Estimates

In preparing our financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the period. We evaluate our estimates on an ongoing basis, based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

Valuation of Merchandise Inventories

The valuation of store merchandise inventories is determined by the retail inventory method valued at the lower of cost (weighted-average) or net realizable value. Under the retail inventory method, merchandise inventories are converted to a cost basis by applying an average cost to selling ratio. Merchandise inventories that are at the distribution center or warehouses and inventories that are in-transit from suppliers, are stated at the lower of cost and net realizable value, determined on a weighted-average cost basis. Merchandise inventories include items that have been marked down to management’s best estimate of their net realizable value and are included in cost of sales in the period in which the markdown is determined. We estimate our markdown reserve based on the consideration of a variety of factors, including but not limited to quantities of slow-moving or carryover seasonal merchandise on hand, historical markdown statistics and future merchandising plans. The accuracy of our estimates can be affected by many factors, some of which are outside of our control, including changes in economic conditions and consumer buying trends. Historically, we have not experienced significant differences in our estimates of markdowns compared with actual results.

Property and Equipment

Property and equipment are carried at cost. Property and equipment are amortized over the estimated useful lives of the respective assets as follows: (i) on the declining balance method, computer equipment and vehicles at 30%; and (ii) on the straight-line method, store and warehouse equipment at eight to ten years, computer software at five years and leasehold improvements at the terms of the leases. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset might not be recoverable.

Goodwill and Trade Name

Goodwill and trade name are not subject to amortization and are tested for impairment annually or more frequently if events or circumstances indicate that the assets might be impaired. Impairment is identified by comparing the fair value of the reporting unit to which it relates to its carrying value. To the extent the reporting unit’s carrying amount exceeds its fair value, we measure the amount of impairment in a manner similar to that of a purchase price allocation, and any excess of carrying amount over the implied fair value of goodwill is charged to earnings in the period in which the impairment is determined. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our business is impaired. Any resulting impairment would be charged to net earnings.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors which we consider could trigger an impairment review include, but are not limited to, significant negative industry or economic trends and current, historical or projected losses that demonstrate continuing losses. Impairment is assessed by comparing the carrying amount of an asset with the expected future net undiscounted cash flows from its use together with its residual value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. The estimates regarding their fair value include assumptions about future conditions relating to our business, as well as the industry. If actual cash flows differ from those projected by management, additional write-offs may be required.

Operating Leases

We recognize rental expense and inducements received from landlords on a straight-line basis over the term of the leases. Any difference between the calculated expense and the amounts actually paid is reflected as deferred lease inducements on our balance sheet.

Recent Accounting Pronouncements

Accounting Changes Implemented

Goodwill and Intangible Assets

CICA 3064 replaces CICA 3062 and establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating to the definition and initial recognition of intangible assets are equivalent to the corresponding provisions of IAS 38, Intangible Assets. CICA 1000 is amended to clarify criteria for recognition of an asset. CICA 3450 is replaced by guidance in CICA 3064. EIC 27 is no longer applicable for entities that have adopted CICA 3064. AcG 11 is amended to delete references to deferred costs and to provide guidance on development costs as intangible assets under CICA 3064. This new standard is effective for interim and annual financial statements for years beginning on or after October 1, 2008. This Section was adopted as of February 2, 2009 with no impact on the consolidated financial statements.

Accounting Changes

In June 2009, CICA amended Section 1506, “Accounting Changes”, to exclude from the scope of this section changes in accounting policies upon the complete replacement of an entity’s primary basis of accounting. This amendment is effective for years beginning after July 1, 2009. The adoption of this amendment to Section 1506 had no impact on the consolidated financial statements.

Financial Instruments – Disclosures

In June 2009, the CICA amended section 3862, “Financial Instruments — Disclosures”, to include additional disclosure requirements about fair value measurement for financial instruments and liquidity risk disclosures. These amendments require a three-level hierarchy that reflects the significance of the inputs used in making the fair value measurements. Fair value of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other than the quoted prices for which all significant inputs are based on observable market data, either directly or indirectly. Level 3 valuations are based on inputs that are not based on observable market data. The amendments to Section 3862 apply for annual financial statements relating to fiscal years ending after September 30, 2009.

Future Accounting Changes

Business Combinations, consolidated financial statements and non-controlling interests

CICA Handbook Section 1582, “Business Combinations”; Section 1601, “Consolidated Financial Statements”; and Section 1602, “Non-controlling Interests”, replace Section 1581, “Business Combinations”, and Section 1600, “Consolidated Financial Statements”, and establish a new section for accounting for a non-controlling interest in a subsidiary. These sections provide the Canadian equivalent to International Financial Reporting Standard 3, “Business Combinations (January 2008)”, and IAS 27, “Consolidated and Separate Financial Statements (January 2008)”. Section 1582 is effective for business combinations for which the acquisition date is on or after the first quarter beginning on January 31, 2011 with early adoption permitted. Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to years beginning on January 20, 2011 with early adoption permitted. The Corporation is assessing the impact of these new standards.

Financial Instruments – Recognition and Measurement

In June 2009, CICA amended Section 3855, “Financial Instruments – Recognition and Measurement”, to clarify application of the effective interest rate method after a debt instrument has been impaired. The amendment also clarifies when an embedded prepayment option is separated from its host debt instrument for accounting purposes. This amendment is effective January 1, 2011, at which time Canadian public companies will have adopted IFRS. At this point, the Corporation does not intend to adopt this amendment early. The Corporation is currently evaluating the impact of the adoption of this amendment.

International Financial Reporting Standards (“IFRS”)

In October 2009, the Accounting Standards Board (“AcSB”) issued a third and final IFRS Omnibus Exposure Draft confirming that publicly accounting enterprises will be required to apply IFRS, in full and without modification, for financial periods beginning on January 1, 2011.

The adoption date of January 31, 2011 is the first day of the Corporation’s Fiscal 2012 and will require restatement, for comparative purposes, of amounts reported for Fiscal 2011 including the opening balance sheet as at February 1, 2010.

The Corporation has commenced the process to transition from current Canadian GAAP to IFRS. Internal staff has been appointed to lead the conversion project along with sponsorship from the leadership team. Resource requirements have been identified and all IFRS requirements will be met with internal employees supplemented with consultants as required. Regular progress reporting to the audit committee of the Corporation on the status of the IFRS conversion has been implemented along with scheduled training sessions throughout Fiscal 2010. At this time, the Corporation has begun the process of training key personnel, by providing general awareness training on IFRS impacts.

The implementation project of the Corporation consists of three key phases, which in certain cases will be process concurrently as IFRS is applied to specific areas from start to finish:

Phase 1: Scoping and diagnostic phase:

This phase involves performing a high level impact analysis to identify areas that may be affected by the transition to IFRS. The results of this analysis are priority ranked according to complexity and the amount of time required to assess the impact of changes in transitioning to IFRS.

Phase 2: Impact analysis and evaluation phase:

During this phase, items identified in the diagnostic are addressed according to the priority levels assigned to them.

This phase involves the development of a detailed project plan, the completion of analyses of the differences between the Corporation’s accounting policies and IFRS to provide a basis for accounting policy recommendations, completion of an IT systems impact analysis and the development of a strategy for dual Canadian GAAP and IFRS reporting during FY11 and changeover to IFRS in FY12, the assessment of the impact of accounting and other business process changes on internal controls, the review of compensation arrangements, debt agreements and other contractual arrangements, and the delivery of detailed IFRS training to key finance and other personnel.

The conclusion of the impact analysis and evaluation phase will require the audit committee of the Corporation to review and approve all accounting policy choices as proposed by management.

Phase 3: Implementation phase and review phase:

In the last phase, we will implement all changes approved in the impact analysis phase and will include changes to information systems, business processes, modification of agreements and training of all staff who are impacted by the conversion.

Current Status of Our IFRS Changeover Plan:

The Corporation has completed the scoping and diagnostic phase and has prepared draft analysis for the impact analysis and evaluation phase. During the fourth quarter of FY10, the Corporation significantly progressed in the design phase of its changeover plan. However, management has not yet finalized its analysis of accounting policies choice and impacts on the financial statements, and as such is unable to quantify the impact of adopting IFRS on the financial statements.

We expect to complete the final stages of the design phase of our changeover plan early in FY11. Updates regarding the progress of the IFRS changeover project are provided to the Corporation’s audit committee on a quarterly basis.

The Corporation has identified the areas noted below as those expected to have the most significant impact on our financial statements. These areas do not represent a complete list of expected changes. As we progress further into the implementation phase, and as changes to Canadian GAAP and IFRS standards may occur prior to our changeover date, the differences and impacts described below may be subject to change. We will continue to disclose additional impacts on our financial reporting, including expected quantitative impacts, systems and processes and other areas of our business in future reports as they are determined.

First time adoption

IFRS 1, “First-Time Adoption of International Financial Reporting Standards” (“IFRS 1”), provides entities adopting IFRS for the first time with a number of optional exemptions and mandatory exceptions in certain areas to the general requirement for full retrospective application of IFRS.

Management is analyzing the various accounting policy choices available and will implement those determined to be the most appropriate for the Corporation which at this time are summarized as follows:

Business Combinations

IFRS 1 generally provides for the business combinations standard to be applied either retrospectively or prospectively from the date of transition to IFRS (or to restate all business combinations after a selected date). Retrospective application would require an entity to restate all prior transactions that meet the definition of a business under IFRS.

We will not elect to retrospectively apply IFRS 3 to business combinations that occurred prior to the transition date, and such business combinations will not be restated. Any goodwill arising on such business combinations before the transition date will not be adjusted from the carrying amount previously determined under Canadian GAAP as a result of applying these exemptions except as required under IFRS 1.

Property, Plant and Equipment (“PP&E”)

IFRS 1 allows an entity to initially measure an item of PP&E and investment property upon transition to IFRS at fair value as deemed cost (or under certain circumstances using a previous GAAP revaluation) as opposed to full retroactive application of the cost model under IFRS. Under this option, fair value as deemed cost will become the new cost amount for qualifying assets at transition.

We will continue to apply the cost model for PP&E and will not restate PP&E to fair value under IFRS. We will use the historical bases under Canadian GAAP as deemed cost under IFRS at the transition date.

Share-Based Payments

IFRS 1 allows the Corporation an exemption to not apply retrospectively IFRS 2, “Share-Based Payments” requirements to equity instruments granted on or before November 2, 2002 or which vested before the Corporation’s transition date to IFRS. Although not expected to be significant, management is still in the process of assessing the application of this first time adoption option.

Major differences with current accounting policies

Leases

Under IFRS there are no bright-line finance lease criteria as compared to Canadian GAAP, which may cause certain leases to tenants to be classified as finance leases rather than operating leases, as is generally the Corporation’s current treatment under Canadian GAAP.

The Corporation has developed internal methodology (decision tree) using IFRS indicators to assist in lease classification under IFRS. Management is still in the process of finalizing its assessment review of the impact of this new accounting policy, however, no significant adjustments are expected.

Grouping of Assets for Impairment Purposes

Under Canadian GAAP, when a long-lived asset does not have identifiable cash flows that are largely independent of those from other assets, that asset must be grouped with other related assets for impairment. This is referred to as the asset group.

Under IFRS, asset grouping should be done when an asset does not have identifiable cash inflows, as opposed to net cash flows, that are independent of those from other assets.

Moreover, for goodwill, the grouping should be based on a rationale basis and allocated to the lowest level at which the entity’s management monitors the performance of its acquisition. This may be an individual CGU or group of CGUs but cannot be larger than a segment. However, the reporting units under Canadian GAAP may not result in assessment at as low a level as the CGU used in IAS 36.

Management has completed its analysis with regard to the above expected differences and concluded that no material adjustment is required.

Impairment of Long-lived Assets

Under Canadian GAAP, whenever the estimated future cash flows on an undiscounted basis of a property is less than the carrying amount of the property, an impairment loss is measured and recorded based on fair values. Under IFRS, IAS 36 Impairment of Assets (“IAS 36”) requires an impairment charge to be recognized if the recoverable amount, determined as the higher of the estimated fair value less costs to sell or value in use, is less than carrying amount. The impairment charge under IFRS is equal to the amount by which the carrying amount exceeds the recoverable amount.

The difference in testing and determining an impairment may result in more frequent impairment charges, where carrying values of assets may have been supported under Canadian GAAP on an undiscounted cash flow basis, but cannot be supported on a discounted cash flow basis.

IAS 36 also requires the reversal of any previous impairment losses where circumstances requiring the impairment charge have changed and reversed. Canadian GAAP does not permit the reversal of impairment losses in any circumstance.

Based on the analysis completed by management, no significant impacts are expected in this area.

Hedges and Derivatives

Under IFRS, hedge effectiveness requirements are more onerous than under Canadian GAAP. As such, documentation of hedge relationships and hedge effectiveness have been reviewed to ensure compliance with IAS 39 requirements, at the transition date.

Moreover, although hedge accounting under Canadian GAAP and IFRS is substantially the same, existing Canadian standards and methods to evaluate retrospective hedge effectiveness are not consistent with IFRS. IFRS does not allow the use of the shortcut method or the critical terms matching method for retrospectively assessing effectiveness for derivative financial instruments. Consequently a new testing methodology has been set up for retrospective testing and has been applied at the transition date. The full extent of the impact of applying IAS 39 requirements cannot be made at this time, pending further review.

Income Taxes – temporary differences on intangible assets

Under Canadian GAAP, future income taxes are calculated from temporary differences that are differences between the tax basis of an asset or liability and its carrying amount in the balance sheet. Under the current Income Tax Act (Canada), “eligible capital expenditures” are deductible for tax purposes to the extent of 75 percent of the cost incurred; Section 3465 – Income taxes addresses this specific situation and specifies that for these assets, at any point in time, the tax basis represents the balance in the cumulative eligible capital pool plus 25 percent of the carrying amount.

The definition of temporary differences under IFRS is generally consistent with Canadian GAAP. However, IFRS does not provide specific guidance in relation to the determination of the tax basis of eligible capital expenditures such as the one described above. As such, the tax basis of these assets, without taking into consideration the 25 percent adjustment of the carrying amount as allowed under Canadian GAAP, should be compared with the carrying amount in the balance sheet to determine the temporary difference relating to these assets. Management is currently finalizing the calculation of the potential impact related to this issue.

Property, Plant and Equipment

IFRS requires a component approach: each part of an item of PP&E with a cost that is significant in relation to the total cost of the item must be depreciated separately over its estimated useful life. This may result in additional individual line items in the fixed assets subledger being depreciated over their useful lives.

Given the nature of the Corporation’s assets, no significant impact is expected in this area.

Share-based Payments

There are multiple differences between both GAAP in the measurement principles. For the Corporation, one of the applicable differences is the IFRS requirement to estimate forfeitures at the time of the grant, instead of accounting for as they occur.

The difference has no significant impact at the transition date, but accounting policies will be reviewed consequently.

The following table summarizes the status of our changeover plan based on the recommendations published in October 2008 by the Canadian Performance Reporting Board with regard to the Pre-2011 communications about IFRS conversion.

AREA	KEY ACTIVITY	MILESTONES	STATUS

Financial statements presentation

•    Identify key differences between IFRS and Canadian GAAP

•    Evaluate and select ongoing policies

•    Evaluate and select IFRS 1 choices

•    Prepare financial statements format

•    Quantify the effects of changeover to IFRS

Senior management sign-off for all items to be completed by the end of Fiscal 2010 Subsequent changes to IFRS will be analyzed and reviewed on a quarterly basis	Completed the identification
of IFRS differences

Evaluation and selection of
accounting policy alternatives
is completed

Preparation of draft of
financial statements is under
completion

Quantification of impacts are
in progress

IT systems

•    Identify and address IFRS differences that require changes to financial systems

•    Evaluate and select methods to address need for parallel processing of 2010 general ledgers and for planning and monitoring purposes

		Required financial systems changes and set up of parallel processing to be completed by the end of Fiscal 2010	Identification of IFRS differences with system impacts is under progress Selection of parallel processing solution is completed Implementation of the solution is under progress

AREA	KEY ACTIVITY	MILESTONES	STATUS

Internal control over financial reporting

•    Assess required changes to existing internal control processes and procedures

•    Design and implement internal controls with respect to one-time changeover adjustments and ongoing changes

•    For changes to accounting policies and practices identified, assess the disclosure controls and procedures design and effectiveness implications

		Assessment of required changes to be completed by the end of Q2 Fiscal 2011 Revision to actual internal controls modifications planned for the third quarter of Fiscal 2011	Assessment of IFRS impacts on existing internal control processes and procedures under progress Revision of actual controls and design of significant process changes will start during Fiscal 2011

Training and communication	• Provide training to accounting staff, senior executives and board of directors (including audit committee) • Communication of progress on conversion plan to internal and external stakeholders	Timely training provided to align with work under transition – training to be substantially completed by the end of Fiscal 2011 Communicate effect of the transition during Fiscal 2011	General awareness training
on IFRS impacts already
provided. Detailed training
on relevant topics will be
provided during Fiscal 2011

Ongoing communication to
external stakeholders through
disclosures

Periodic status project are
presented to senior
management and audit
committee

IFRS impacts on business groups and functions

•    Identify and assign necessary resources with the requisite expertise for technical analysis and implementation

•    Assess impacts of IFRS accounting standards on business activities

•    Identify impact on contractual agreement including financial covenants, employee and management compensation plans

		Procure and assign project resources Changes to agreement being completed by the end of third quarter Fiscal 2011	Project management continues to identify critical path tasks and resourcing matters Process of identifying issues will start during the first quarter of Fiscal 2011

Quantitative And Qualitative Disclosures About Market Risk

Foreign Exchange Risk

While all of our sales are in Canadian dollars, we have been steadily increasing our purchases of merchandise from low-cost overseas suppliers, including suppliers in China, Brazil, India, Indonesia, Taiwan, Thailand and Turkey. For Fiscal 2009 and Fiscal 2010 to date, this direct sourcing from foreign suppliers accounted for in excess of 50% of our purchases. Accordingly, our results of operations are impacted by the fluctuation of foreign currencies against the Canadian dollar. In particular, we purchase a majority of our imported merchandise from suppliers in China using U.S. dollars. Therefore, our cost of sales is impacted by the fluctuation of the Chinese renminbi against the U.S. dollar and the fluctuation of the U.S. dollar against the Canadian dollar.

We use foreign exchange forward contracts to mitigate the risk from fluctuations in the U.S. dollar relative to the Canadian dollar. The majority of foreign exchange forward contracts are used only for risk management purposes and are designated as hedges of specific anticipated purchases of merchandise. We estimate that in the absence of our currency risk management program, every $0.01 depreciation in the Canadian dollar relative to U.S. dollar exchange rate results in approximately $2.0 million annual decrease in our operating earnings before taxes. The seasonality of our purchases will affect the quarterly impact of this variation. We periodically examine the derivative financial instruments we use to hedge exposure to foreign currency fluctuation to ensure that these instruments are highly effective at reducing or modifying foreign exchange risk associated with the hedged item.

In addition, a majority of our debt is in U.S. dollars. Therefore, a downward fluctuation in the exchange rate of the Canadian dollar versus the U.S. dollar would reduce our funds available to service our U.S. dollar-denominated debt. In absence of foreign exchange hedging of our U.S. dollar-denominated debt, each weakening by one cent of Canadian dollar relative to the U.S. dollar would result in $4.46 million in additional Canadian dollar debt, as well as $0.54 million in additional undiscounted Canadian dollar interest obligations over the remaining life to maturity.

As required by the terms of the Credit Facility, we have entered into foreign currency and interest rate swap agreements with maturities matching those of the underlying debt to minimize our exposure to exchange rate and interest rate fluctuations in respect of our LIBOR-based U.S. dollar-denominated term loans.

Similarly, we had entered into foreign currency swap agreements to minimize our exposure to exchange rate fluctuations in respect of our 8.875% Subordinated Notes. Originally, these foreign currency swap agreements qualified for hedge accounting. However, as the Corporation exercised its call option on the 8.875% Subordinated Notes on October 16, 2009, the foreign currency swap agreements no longer qualify for hedge accounting as of that date.

On December 18, 2008, the Corporation entered into new foreign currency and interest rate swap agreements with its lenders to replace the existing foreign currency and interest rate swap agreements with a maturity date of January 30, 2009. The new currency and interest rate swap does not qualify for hedge accounting.

In addition, the December 18, 2008 swap agreement enables the Corporation to convert the interest rate on the debt from U.S. dollar LIBOR to Canadian bankers’ acceptance rate and fix the exchange rate on these payments at 1.20. The agreement provides for the Corporation to pay interest on the stated notional amount at a variable rate of Canadian bankers’ acceptance rate plus 2.5% (in Canadian dollars) and to receive interest at LIBOR plus 1.75% (in U.S. dollars) with a fixed U.S./Canadian dollar conversion rate of 1.20.

On November 17, 2009, the Corporation amended an existing foreign currency and interest rate swap agreement with one of its lenders from a fixed-for-fixed rate swap arrangement to a floating-for-floating rate swap arrangement. The amended agreement provides for the Corporation to pay interest on the stated notional amount at a variable rate of Canadian bankers’ acceptance rate plus 0.3% (in Canadian dollars) and to receive interest at LIBOR (in U.S. dollars) with a fixed U.S./Canadian dollar conversion rate of 1.15.

On January 26, 2010, the Corporation entered into new foreign currency and interest rate swap agreements with its lenders to replace the existing foreign currency and interest rate swaps with a maturity date of January 29, 2010. The new currency and interest rate swaps do not qualify for hedge accounting.

The January 26, 2010 swap agreements enable the Corporation to convert the interest rate on the debt from U.S. dollar LIBOR to Canadian bankers’ acceptance rate and fix the exchange rate on these payments at 1.19. The agreements provide for the Corporation to pay interest on the stated notional amount at a variable rate of Canadian bankers’ acceptance rate plus 2.3% (in Canadian dollars) and to receive interest at LIBOR plus 1.75% (in U.S. dollars) with a fixed U.S./Canadian dollar conversion rate of 1.19.

Interest Rate Risk

We use variable-rate debt to finance a portion of our operations and capital expenditures. These obligations expose us to variability in interest payments due to changes in interest rates. We have approximately $250.6 million in term loans outstanding under the Credit Facility based on the exchange rate on January 31, 2010, bearing interest at variable rates. Each quarter point change in interest rates would result in a $0.6 million change in interest expense on such term loans. We also have an existing revolving loan facility which provides for borrowings of up to $75.0 million which bears interest at variable rates. Assuming the entire revolver is drawn, each quarter point change in interest rates would result in a $0.2 million change in interest expense on our existing revolving loan facility.

We also have approximately $226.9 million of Deferred Interest Notes based on the exchange rate on January 31, 2010, bearing interest at variable rates. Each quarter point change in interest rates would result in a $0.6 million change in interest expense on the notes.

Financial Instruments

Fair market value

We estimate the fair market value of our financial instruments based on current interest rates, foreign currency exchange rate, credit risk, market value and current pricing of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of these financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, deposits, accounts payable and accrued expenses, approximates their fair market value.

Hedging

We use derivative financial instruments in the management of our foreign currency and interest rate exposures. When hedge accounting is used, we document relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also assess whether the derivatives that are used in hedging transactions are effective in offsetting changes in cash flows of hedged items.

Foreign exchange risks

We have significant cash flows and long-term debt denominated in U.S. dollars. We use foreign exchange forward contracts and foreign currency swap agreements to mitigate risks from fluctuations in exchange rates. Forward contracts and foreign currency swap agreements are used for risk management purposes and are designated as hedges of specific anticipated purchases.

Interest risks

Our interest rate risk is primarily in relation to our floating rate borrowings. We have entered into some swap agreements to exchange U.S. dollar denominated floating rate debt to Canadian dollar denominated floating rate debt.

Others

In the event a derivative financial instrument designated as a cash flow hedge is terminated or ceases to be effective prior to maturity, related realized and unrealized gains or losses are deferred under accumulated other comprehensive income (loss) and recognized in earnings in the period in which the underlying original hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative financial instrument, any realized or unrealized gain or loss on such derivative financial instrument is recognized in earnings.

Derivative financial instruments which are not designated as hedges or have ceased to be effective prior to maturity are recorded at their estimated fair values under current assets or liabilities with changes in their estimated fair values recorded in earnings. Estimated fair value is determined using pricing models incorporating current market prices and the contractual prices of the underlying instruments, the time value of money and yield curves.

For a complete description of the financial instruments of the Corporation, please refer to note 10 to our consolidated financial statements as of January 31, 2010.

Controls and Procedures

As of January 31, 2010, we evaluated, with the participation of our Chief Executive Officer and our Interim Chief Financial Officer, the effectiveness of our disclosure controls and procedures. Based on that evaluation, our Chief Executive Officer and our Interim Chief Financial Officer concluded that our disclosure controls and procedures were effective as of January 31, 2010.

There were no changes in our internal control over financial reporting that occurred during Fiscal 2010 that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.

Legal Proceedings

We are from time to time involved in legal proceedings of a nature considered normal to our business. We believe that none of the litigation in which we are currently involved, individually or in the aggregate, is material to our consolidated financial condition or results of operations.

Risk Factors

As a dollar store, we are particularly vulnerable to future increases in operating and merchandise costs.

Our ability to provide quality merchandise at low price points is subject to a number of factors that are beyond our control, including merchandise costs, foreign exchange rate fluctuations, increases in rent and occupancy costs, inflation and increases in labour (including any increases in the minimum wage) and fuel costs, all of which may reduce our profitability and have an adverse impact on our cash flows. In the past as a single fixed price retailer, we were unable to pass cost increases to our customers by increasing the price of our merchandise. As such, we have attempted to offset cost increases in one area of our operations by finding cost savings or operating efficiencies in another.

We believe that our additional fixed price points of $1.25, $1.50 and $2.00 will give us some flexibility to address cost increases by adjusting our selling price on certain items. There is, however, no guarantee that our customers will be willing to purchase products at increased prices or that we will be successful in offsetting costs in a meaningful way given the limited range of prices which we offer. Furthermore, there has historically been a time lag before any cost increases could be passed on to our customers. There can be no assurance that we will be able to pass on any cost increases to our customers.

Foreign exchange rate fluctuations, in particular, have a material impact on our operating and merchandise costs. This is because while our sales are in Canadian dollars, we have been increasing our purchases of merchandise from low-cost overseas suppliers, principally in China. In Fiscal 2010, direct sourcing from overseas suppliers accounted for more than 53% of our purchases. Our results of operations are particularly sensitive to the fluctuation of the Chinese renminbi against the U.S. dollar and the fluctuation of the U.S. dollar against the Canadian dollar because we purchase a majority of our imported merchandise from suppliers in China using U.S. dollars. For example, if the Chinese renminbi were to appreciate against the U.S. dollar, our cost of merchandise purchased in China would increase, which would have a negative impact on our margins, profitability and cash flows. If the U.S. dollar appreciates against the Canadian dollar at the same time, the negative impact would be further exacerbated. We enter into U.S. dollar currency hedging to reduce the risk associated with currency fluctuations. Currency hedging entails a risk of illiquidity and, to the extent that the U.S. dollar depreciates against the Canadian dollar, the risk of using hedges could result in losses greater than if the hedging had not been used. Hedging arrangements may have the effect of limiting or reducing the total returns to the Corporation if management’s expectations concerning future events or market conditions prove to be incorrect. In addition, the costs associated with a hedging program may outweigh the benefits of the arrangements in such circumstances. Labour shortages may reduce our ability to have a competitive labour cost. Fuel cost increases or surcharges could also increase our transportation costs and therefore impact our profitability. In addition, inflation and adverse economic developments in Canada, where we both buy and sell merchandise, and in China and other parts of Asia, where we buy a large portion of our imported merchandise, can have a negative impact on our margins, profitability and cash flows. If we are unable to predict and respond promptly to these or other similar events that may increase our operating and merchandise costs, our results of operations and cash flows will be adversely affected.

We may not be able to refresh our merchandise as often as we have done so in the past.

We adjust our merchandise mix periodically based on the results of internal analysis as slow-selling items are discontinued and replaced as warranted. Our success, therefore, depends in large part on our ability to continually find, select and purchase quality merchandise at attractive prices in order to replace underperforming goods. We typically do not enter into long-term contracts for the purchase or development of merchandise and must continually seek out buying opportunities from both our existing suppliers and new sources, for which we compete with other multi-price dollar stores, variety and discount stores and mass merchants. Although we believe that we have strong and long-standing relationships with our suppliers, we may not be successful in maintaining a continuing and increasing supply of quality merchandise at attractive prices. If we cannot find or purchase the necessary amount of competitively priced merchandise to replace goods that are outdated or unprofitable, our results of operations and cash flows will be adversely affected.

An increase in the cost or a disruption in the flow of our imported goods may significantly affect our sales and profits and have an adverse impact on our cash flows.

One of our key business strategies is to source quality merchandise directly from the lowest cost supplier. As a result, we rely heavily on imported goods, principally from China. Imported goods are generally less expensive than domestic goods and contribute significantly to our favorable profit margins. Merchandise imported directly from overseas manufacturers and agents accounted for more than 53% of our total purchases during Fiscal 2010. We expect direct imports to continue to account for approximately 45% to 60% of our total purchases. Our imported merchandise could become more expensive or unavailable for a number of reasons, including (a) disruptions in the flow of imported goods due to factors such as raw material shortages or an increase in prices, work stoppages, factory closures, suppliers going out of business, inflation, strikes, and political unrest in foreign countries, (b) problems with oceanic shipping, including shipping container shortages, (c) economic crises and international disputes, such as China’s claims to sovereignty over Taiwan, (d) increases in the cost of purchasing or shipping foreign merchandise resulting from a failure of Canada to maintain normal trade relations with foreign countries we deal with, (e) import duties, import quotas, and other trade sanctions, and (f) increases in shipping rates imposed by foreign countries we deal with. The development of one or more of these factors could adversely affect our operations in a material way. If imported merchandise becomes more expensive or unavailable, we may not be able to transition to alternative sources in time to meet our demands. Products from alternative sources may also be of lesser quality and more expensive than those we currently import. A disruption in the flow of our imported merchandise or an increase in the cost of those goods due to these or other factors would significantly decrease our sales and profits and have an adverse impact on our cash flows.

Political and economic instability in the countries in which foreign suppliers are located, the financial instability of suppliers, suppliers’ failure to meet our supplier standards, issues with labour practices of our suppliers or labour problems they may experience (such as strikes), the availability and cost of raw materials to suppliers, merchandise quality or safety issues, currency exchange rates, transport availability and cost, inflation, and other factors relating to our suppliers and the countries in which they are located or from which they import are beyond our control and could have negative implications for us. In addition, the United States’ foreign trade policies, tariffs and other impositions on imported goods, trade sanctions imposed on certain countries, the limitation on the importation of certain types of goods or of goods containing certain materials from other countries and other factors relating to foreign trade are beyond our control. Disruptions due to labour stoppages, strikes or slowdowns, or other disruptions involving our vendors or the transportation and handling industries also may negatively affect our ability to receive merchandise and thus may negatively affect sales. These and other factors affecting our suppliers and our access to products could adversely affect our business and financial results. As we increase our imports of merchandise from foreign vendors, the risks associated with foreign imports will increase.

All of our vendors and their products must comply with applicable product safety laws. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to products that are recalled, defective or otherwise harmful could have a material adverse effect on our business, reputation and financial results. Our ability to obtain indemnification from foreign suppliers may be hindered by the manufacturers’ lack of understanding of Canadian product liability or other laws, which may make it more likely that we be required to respond to claims or complaints from customers as if we were the manufacturer of the products. This could adversely affect our reputation and our litigation expenses could increase, each of which could have an adverse effect on our business, reputation and financial results.

We are dependent upon the smooth functioning of our distribution network.

We must constantly replenish depleted inventory through deliveries of merchandise to our four warehouses, our distribution center and our stores, and from our warehouses and distribution center to our stores by various means of transportation, including shipments by sea, train and truck on the roads and highways of Canada. Long-term disruptions to our warehouses and distribution center and to the national and international transportation infrastructure that lead to delays or interruptions of service would adversely affect our business. Similarly, extreme weather conditions can affect the planned receipt of inventory and the distribution of merchandise and may have an adverse effect on our business and financial results.

General economic conditions and volatility in the worldwide economy has adversely affected consumer spending, which may negatively affect our business and financial results.

Current economic conditions or a further deterioration in the Canadian economy may adversely affect the spending of our customers, which would likely result in lower sales than expected on a quarterly or annual basis. Future economic conditions affecting disposable consumer income, such as employment levels, consumer debt levels, lack of available credit, business conditions, fuel and energy costs, interest rates, and tax rates, could also adversely affect our business and financial results by reducing consumer spending or causing customers to shift their spending to other products. We may be sensitive to reductions in consumer spending because we generally have limited flexibility to reduce our prices to maintain or attract additional sales in an economic downturn.

In addition, current global economic conditions and uncertainties, the potential impact of the current recession, the potential for additional failures or realignments of financial institutions, and the related impact on available credit may affect us and our suppliers and other business partners, landlords, and customers in an adverse manner including, but not limited to, reducing access to liquid funds or credit (including through the loss of one or more financial institutions that are a part of our revolving credit facility), increasing the cost of credit, limiting our ability to manage interest rate risk, increasing the risk of bankruptcy of our suppliers, landlords or counterparties to or other financial institutions involved in our credit facilities and our derivative and other contracts, increasing the cost of goods to us, and other impacts which we are unable to fully anticipate. One of our key strategies is to source quality merchandise directly from the lowest cost supplier. Thus supplier plant closures or increases in costs of merchandise due to economic conditions may adversely affect our business and financial results.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our debt obligations.

We are highly leveraged. As of January 31, 2010, we had long-term debt excluding financing costs of $477.4 million. On November 17, 2009, we consummated the redemption of the 8.875% Subordinated Notes in accordance with their terms. For a complete description of the redemption of the 8.875% Subordinated Notes, please refer to note 6 in our consolidated financial statements as of January 31, 2010. Our high degree of leverage could have important consequences, including the following:

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a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and other financial obligations and will not be available for other purposes, including funding our operations and capital expenditures for projects such as a new warehouse or distribution center, new store openings, and future business opportunities;

•	the debt service requirements of our other indebtedness and lease expense could make it more difficult for us to make payments on our debt;

•	our ability to obtain additional financing for working capital and general corporate or other purposes may be limited;

•	certain of our borrowings, including the Deferred Interest Notes and borrowings under our Credit Facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•

our debt level may limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general, placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	our leverage may make us vulnerable to a downturn in general economic conditions and adverse industry conditions.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under such indebtedness.

Our ability to make scheduled payments on or to refinance our debt obligations and to make distributions to enable us to service our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control, including fluctuations in interest rates, market liquidity conditions, increased operating costs, and trends in our industry. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In such circumstances, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Credit Facility restricts the ability of Group L.P. and its restricted subsidiaries, and the Deferred Interest Notes Indenture restricts the ability of Holdings L.P. and its restricted subsidiaries to dispose of assets and restrict the use of the proceeds from asset dispositions. We may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which could further exacerbate the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the Credit Facility and the Deferred Interest Notes Indenture contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with such restrictions could be substantial. In addition, our subsidiaries may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request additional term loan tranches or increases to the revolving loan commitments by an aggregate amount of up to $150 million (or the U.S. dollar equivalent thereof). If our current debt levels are increased, the related risks that we now face could intensify.

The terms of the Credit Facility and the Deferred Interest Notes Indenture impose significant operating restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions that may be in our interest.

Our Credit Facility contains various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur, assume, or guarantee additional debt and issue or sell preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments;

•	make capital expenditures;

•	create or permit certain liens;

•	use the proceeds from sales of assets and subsidiary stock;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates;

•	conduct certain business activities;

•	consolidate or merge or sell all or substantially all of our assets; and

•	prepay, redeem or repurchase certain indebtedness.

In addition, the Credit Facility also requires Group L.P. to comply on a quarterly basis with certain financial covenants, including a maximum lease-adjusted leverage ratio test and a minimum interest coverage ratio test.

The Deferred Interest Notes Indenture also contains various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur, assume, or guarantee additional debt and issue or sell preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments;

•	create or permit certain liens;

•	use the proceeds from sales of assets and subsidiary stock;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates;

•	conduct certain business activities;

•	consolidate or merge or sell all or substantially all of our assets; and

•	prepay, redeem or repurchase certain indebtedness.

Under the Credit Facility, the occurrence of specified change of control events will cause an event of default. Change of control events include if certain “permitted holders” (being funds advised by Bain Capital and certain original management shareholders, unless management shareholders hold more than 30% of the voting stock of Holdings L.P. or more voting stock in Holdings L.P. than Bain Capital, in which case they are not included as permitted holders for this purpose) cease to hold a majority, directly or indirectly, of Holdings L.P.’s voting stock; unless, following such event, (i) no other person or group of persons (other than “permitted holders”) becomes the beneficial owner of more than 35%, directly or indirectly, (or, if higher, the percentage then held by such permitted holders) of Dollarama Holdings L.P.’s voting stock, and, (ii) a majority of Holdings L.P.’s board of directors continues to be directors that were recommended for nomination for election by the Holdings L.P.’s board of directors, in which case such event shall not be considered a change of control.

Under the Deferred Interest Notes Indenture, if specified change of control events occur, we will be required to offer to repurchase all outstanding notes under the applicable indenture at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any. Change of control events include a sale of substantially all of our assets (other than to certain “permitted holders” being Bain Capital and certain original management shareholders, unless management shareholders hold more voting stock of Holdings L.P. or the Corporation than Bain Capital, in which case they are no longer considered permitted holders), the acquisition by a person or group of persons (other than permitted holders) of at least 50% , directly or indirectly, of the voting power of the Corporation or Holdings L.P. or a majority of the Corporation’s directors ceasing to be directors that were nominated for election, or whose nomination for election was previously approved, by the Corporation’s board of directors. Our failure to repurchase these notes upon a change of control would cause an event of default under the indenture governing the Deferred Interest Notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our Credit Facility from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy such obligations to purchase the notes unless we are able to refinance or obtain waivers under the Credit Facility. Our failure to repurchase these notes upon a change of control would cause an event of default under the indenture governing the Deferred Interest Notes. This may also cause a cross-default under the Credit Facility.

These restrictions may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

A portion of our indebtedness, including our Deferred Interest Notes and the borrowings under the Credit Facility, is at variable rates of interest and exposes us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows would decrease.

There is no guarantee that our strategy to introduce products between the $1.00 and $2.00 dollar price range will continue to be successful.

On February 2, 2009, we introduced additional price points of $1.25, $1.50 and $2.00. We believe that these multiple price points will allow us to offer more value and higher quality goods to our customers. There is, however, no guarantee that our customers will continue to purchase our products priced above the $1.00 price point or that we will be able to continue to offer the same quality and variety of products at the same price-points, which would negatively affect our business and financial results.

Our private brands may not achieve or maintain broad market acceptance.

We carry a substantial number of private brand items. We believe that our success in maintaining broad market acceptance of our private brands depends on many factors, including pricing, quality and customer perception. We may not achieve or maintain our expected sales for our private brands. As a result, our business and financial results could be adversely affected.

We may be unable to obtain additional capacity for our warehouse and distribution centers.

We may need additional warehouse and distribution center capacity in the coming years following future store openings. However, under our current expansion plan, we believe our existing distribution network currently has the capacity to cost-effectively service more than 150 additional stores. If we are unable to locate sites for new warehouses and distribution centers or unable to launch warehouses or distribution centers on a timely basis, we may not be able to successfully execute our growth strategy.

Our sales may be affected by weather conditions or seasonal fluctuations.

Weather conditions can affect the timing of consumer spending and have an impact on our retail sales. Moreover, the different holidays like Christmas, Easter, Valentine’s Day and Halloween have a positive impact on our retail sales. Historically, our highest sales results have occurred during the fourth quarter, which includes the holiday selling season. During Fiscal 2010, approximately 29.0% of our sales were generated in the fourth quarter. Accordingly, weather conditions or a failure to anticipate the impact that holidays may have on our operations could have an adverse effect on our business and financial results.

Competition in the retail industry could limit our growth opportunities and reduce our profitability.

The retail business is highly competitive. We operate in the value retail industry, which is competitive with respect to price, store location, merchandise quality, assortment and presentation, in-stock consistency, and customer service. This competitive environment subjects us to the risk of adverse impact to our financial performance because of the lower prices, and thus the lower margins, required to maintain our competitive position. Also, companies operating in our industry (due to customer demographics and other factors) may have limited ability to increase prices in response to increased costs (including, but not limited to, vendor price increases). This limitation may adversely affect our margins and financial performance. We compete for customers, employees, store sites, products and services and in other important aspects of our business with many other local, regional and national retailers. We compete with multi-price dollar stores, variety and discount stores and mass merchants. These other competitors compete in a variety of ways, including aggressive promotional activities, merchandise selection and availability, services offered to customers, location, store hours, in-store amenities and price. If we fail to respond effectively to competitive pressures and changes in the retail markets, it could adversely affect our business and financial results. Some of our competitors in the retail industry are much larger and have substantially greater resources than we do, and we remain vulnerable to the marketing power and high level of consumer recognition of major mass merchants, and to the risk that these mass merchants or others could venture into our market segment in a significant way. In addition, we expect that our expansion plans, as well as the expansion plans of other dollar stores, will increasingly bring us into direct competition with them. Competition may also increase because there are no significant economic barriers to other companies opening dollar stores.

Our business is dependent on our ability to obtain competitive pricing and other terms from our suppliers and the timely receipt of inventory.

We believe that we have good relations with our suppliers and that we are generally able to obtain competitive pricing and other terms from suppliers. However, we buy products on an order-by-order basis and have very few long-term purchase contracts or other assurances of continued product supply or guaranteed product cost. If we fail to maintain good relations with our suppliers, or if our suppliers’ product costs are increased as a result of prolonged or repeated increases in the prices of certain raw materials, we may not be able to obtain attractive pricing, in which case our profit margins may be reduced and our results of operations may be adversely affected. In addition, if we are unable to receive merchandise from our suppliers on a timely basis because of interruptions in production or other reasons that are beyond our control, our business and financial results may be adversely affected.

We may be unable to renew our store, warehouse and distribution center leases or find other locations or leases on favourable terms.

As of January 31, 2010, we leased all our stores from unaffiliated third parties, except 18 of our stores leased from entities controlled by Larry Rossy. Approximately 11%, 9% and 9% of our store leases with third party lessors will expire in Fiscal year 2011, fiscal year 2012, and fiscal year 2013, respectively. As of January 31, 2010, we leased all of our warehouses and our distribution centre from entities controlled by Larry Rossy. Our warehouse leases will expire in fiscal year 2024, respectively, and our distribution centre lease will expire in fiscal year 2024. Unless the terms of our leases are extended, the properties, together with any improvements that we have made, will revert to the property owners upon expiration of the lease terms. As the terms of our leases expire, we may not be able to renew these leases or find alternative store locations that meet our needs on favorable terms or at all. If we are unable to renew a significant number of our expiring leases or to promptly find alternative store locations that meet our needs, our profitability and cash flows may be materially adversely affected. Furthermore, many leases provide that the landlord may increase the rent over the term of the lease. Most leases require us to pay a variety of costs such as cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. If an existing or future store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term.

If we experience significant disruptions in our information technology systems, our business and financial results may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including accounting, data storage, purchasing and inventory management, and store communications systems. Our enterprise-wide software solution enables management to better and more efficiently conduct our operations and gather, analyze, and assess information across all business segments and geographic locations. However, difficulties with the hardware and software platform could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain, and otherwise adequately service our customers, which would have an adverse effect on our business and financial results. In the event we experience significant disruptions with our information technology system, we may not be able to fix our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our results of operations and cash flows. Costs associated with potential interruptions to our information systems could be significant.

We may not be able to successfully execute our growth strategy, particularly outside of our core markets of Ontario and Québec.

We have experienced substantial growth during the past several years, opening an average of 43 net new stores per year since fiscal year 2002, and we plan to continue to open new stores in the near future. Our ability to successfully execute our growth strategy will depend largely on our ability to successfully open and operate new stores, particularly outside of our traditional core markets of Ontario and Québec, which, in turn, will depend on a number of factors, including whether we can:

•	supply an increasing number of stores with the proper mix and volume of merchandise;

•	hire, train, and retain an increasing number of qualified employees at affordable rates of compensation;

•	locate, lease, build out, and open stores in suitable locations on a timely basis and on favorable economic terms;

•	expand into new geographic markets, where we have limited or no presence;

•	expand within our traditional core markets of Ontario and Québec, where new stores may draw sales away from our existing stores;

•	successfully compete against local competitors; and

•	build, expand and upgrade warehouses and distribution centers and internal store support systems in an efficient, timely and economical manner.

Any failure by us to achieve these goals could adversely affect our ability to continue to grow.

We may not be able to achieve the anticipated growth in sales and operating income when we open new stores.

If our planned expansion occurs as anticipated, our store base will include a relatively high proportion of stores with relatively short operating histories. Comparable Store sales may be negatively affected when stores are opened or expanded near existing stores. If our new stores on average fail to achieve results comparable to our existing stores, our planned expansion could produce a decrease in our overall sales per square foot and store-level operating margins.

Our profitability may be negatively affected by inventory shrinkage.

We are subject to the risk of inventory loss, administrative or operator errors, including mislabeling, theft and fraud. We have experienced inventory shrinkage in the past, and we cannot assure you that incidences of inventory loss and theft will decrease in the future or that the measures we are taking or the initiatives we implemented will effectively address the problem of inventory shrinkage. Although some level of inventory shrinkage is a necessary and unavoidable cost of doing business, if we were to experience higher rates of inventory shrinkage or incur increased security costs to combat inventory theft, our business and financial results could be affected adversely.

We are subject to environmental regulations, and compliance with such regulations could require us to make expenditures.

Under various federal, provincial, and local environmental laws and regulations, current or previous owners or occupants of property may become liable for the costs of investigating, removing and monitoring any hazardous substances found on the property. These laws and regulations often impose liability without regard to fault.

Certain of the facilities that we occupy have been in operation for many years and, over such time, we and the prior owners or occupants of such properties may have generated and disposed of materials which are or may be considered hazardous. Accordingly, it is possible that additional environmental liabilities may arise in the future as a result of any generation and disposal of such hazardous materials. Although we have not been notified of, and are not aware of, any current environmental liability, claim, or non-compliance, we could incur costs in the future related to our properties in order to comply with, or address any violations under, environmental laws and regulations.

In the ordinary course of our business, we sometimes use, store, handle or dispose of household products and cleaning supplies that are classified as hazardous materials under various environmental laws and regulations. We cannot predict the environmental laws or regulations that may be enacted in the future or how existing or future laws and regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretations of existing laws and regulations, may require additional expenditures by us which could vary substantially from those currently anticipated.

Failure to attract and retain qualified employees while controlling labour costs, as well as other labour issues, could adversely affect our business and financial results.

Our future growth and performance depends on our ability to attract, retain and motivate qualified employees, many of whom are in positions with historically high rates of turnover. Our ability to meet our labour needs, while controlling our labour costs, is subject to many external factors, including the competition for and availability of qualified personnel in a given market, unemployment levels within those markets, prevailing wage rates, minimum wage laws, health and other insurance costs and changes in employment and labour legislation (including changes in the process for our employees to join a union) or other workplace regulation (including changes in entitlement programs such as health insurance and paid leave programs). While we believe we pay our employees fair wages, to the extent a significant portion of our employee base unionizes, or attempts to unionize, our business could be disrupted and, to the extent such attempts are successful, our labour costs could increase. Our ability to pass along labour costs is constrained.

Also, our stores are managed through a network of geographically dispersed management personnel. Our inability to effectively and efficiently operate our stores, including the ability to control losses resulting from inventory and cash shrinkage, may negatively affect our sales and/or operating margins.

If we lose the services of our senior executives who possess specialized market knowledge and technical skills, it could reduce our ability to compete, to manage our operations effectively, or to develop new products and services.

Many of our senior executives have extensive experience in our industry and with our business, products, and customers. Since we are managed by a small group of senior executive officers, the loss of the technical knowledge, management expertise and knowledge of our operations of one or more members of our core management team, including Larry Rossy, our CEO and the grandson of our founder, Neil Rossy, our Senior Vice President, Merchandising and the son of Larry Rossy, Geoffrey Robillard, our Senior Vice President, Import Division, and Stéphane Gonthier, our COO, could result in a diversion of management resources, as the remaining members of management would need to cover the duties of any senior executive who leaves us and would need to spend time usually reserved for managing our business to search for, hire and train new members of management. The loss of some or all of our senior executives could negatively affect our ability to develop and pursue our business strategy, which could adversely affect our business and financial results.

Fluctuations in the value of the Canadian dollar in relation to the U.S. dollar may impact our operating and financial results and may affect the comparability of our results between financial periods.

Exchange rate fluctuations could have an adverse effect on our results of operations and ability to service our U.S. dollar-denominated debt. The majority of our debt and over 50% of our purchases are in U.S. dollars while the majority of our sales and operating expenses are in Canadian dollars. Therefore, a fluctuation in the exchange rate of the Canadian dollar versus the U.S. dollar would affect the cash needed to service our U.S. dollar-denominated debt and the related hedge instruments and, in addition, our gross margins would be impacted. For the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of U.S. dollar denominated debt and our related hedge instruments into Canadian dollars under Canadian generally accepted accounting principles. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses and may not be comparable from period to period.

Litigation may adversely affect our business and financial results.

Our business is subject to the risk of litigation by employees, customers, consumers, suppliers, competitors, shareholders, government agencies, or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation, including, in the case of administrative proceedings, as a result of reviews by taxation authorities. The outcome of litigation, particularly class action lawsuits, regulatory actions and intellectual property claims, is difficult to assess or quantify. Claimants in these types of lawsuits or claims may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to these lawsuits or claims may remain unknown for substantial periods of time. In addition, certain of these lawsuits or claims, if decided adversely to us or settled by us, may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. Also, in connection with the Corporation’s business activities, the Corporation is subject to reviews by taxation authorities. There is no assurance that any such reviews will not result in taxation authorities challenging any of our tax filings. The cost to defend future litigation may be significant. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business and financial results.

We are subject to the risk of product liability claims and product recalls.

The Corporation sells products produced by third party manufacturers. Some of these products may expose the Corporation to product liability claims relating to personal injury, death or property damage caused by such products, any may require the Corporation to take actions. One or more of our suppliers might not adhere to product safety requirements or our quality control standards, and we might not identify the deficiency before merchandise ships to our stores. If our suppliers are unable or unwilling to recall products failing to meet our quality standards, we may be required to remove merchandise from our shelves or recall those products at a substantial cost to us. Product recalls, withdrawals or replacements may harm the Corporation’s reputation and acceptance of its products by customers, which may adversely affect our business and financial results. Product recalls, withdrawals, or replacements may also increase the amount of competition that the Corporation faces. Some competitors may attempt to differentiate themselves from the Corporation by claiming that their products are produced in a manner or geographic area that is insulated from the issues that preceded the recalls, withdrawals, or replacements of the Corporation’s products. Although the Corporation maintains liability insurance to mitigate potential claims, the Corporation cannot be certain that its coverage will be adequate for liabilities actually incurred or that insurance will continue to be available on economically reasonable terms or at all. Product liability claims and product recalls, withdrawals or replacements could adversely affect the Corporation’s business and financial results.

Our current insurance program may expose us to unexpected costs and negatively affect our financial results.

Our insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions that we believe are prudent based on the dispersion of our operations. However, there are types of losses we may incur but against which we cannot be insured or which we believe are not economically reasonable to insure, such as losses due to acts of war, employee and certain other crime and some natural disasters. If we incur these losses and they are material, our business could suffer. Certain material events may result in sizable losses for the insurance industry and adversely impact the availability of adequate insurance coverage or result in excessive premium increases. To offset negative insurance market trends, we may elect to self insure, accept higher deductibles or reduce the amount of coverage in response to these market changes. In addition, we self insure a significant portion of expected losses under our workers’ compensation, automobile liability, general liability and group health insurance programs. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying our recorded liabilities for these losses, including expected increases in medical and indemnity costs, could result in materially different amounts of expense than expected under these programs, which could have an adverse effect on our financial results. Although we continue to maintain property insurance for catastrophic events, we are effectively self-insured for property losses up to the amount of our deductibles. If we experience a greater number of these losses than we anticipate, our financial results could be adversely affected.

We may not be able to protect our trademarks and other proprietary rights.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we protect our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our products and concepts by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, our intellectual property rights may not have the value that we believe they have. If we are unsuccessful in protecting our intellectual property rights, or if another party prevails in litigation against us relating to our intellectual property rights, the value and adequacy of our brand recognition could be diminished causing customer confusion and adversely affecting our sales and profitability and we may incur significant costs and may be required to change certain aspects of our operations.

Natural disasters, unusual weather, pandemic outbreaks, boycotts and geo-political events or acts of terrorism could adversely affect our operations and financial results.

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, pandemic outbreaks, boycotts and geo-political events, such as civil unrest in countries in which our suppliers are located and acts of terrorism, or similar disruptions could adversely affect our operations and financial results. These events could result in physical damage to one or more of our properties, increases in fuel or other energy prices, the temporary or permanent closure of one or more of our stores or warehouses or distribution centers, delays in opening new stores, the temporary lack of an adequate workforce in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our warehouses, distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These factors could otherwise disrupt and adversely affect our operations and financial results.

We face risks related to protection of customers’ credit card data

We transmit confidential credit card information in connection with our credit card pilot project. Third parties may have the technology or know-how to breach the security of this customer information, and our security measures and those of our technology vendors may not effectively prevent others from obtaining improper access to this information. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

Dollarama Inc. is a holding company.

Dollarama Inc. is a holding company and a substantial portion of its assets are the capital stock of its subsidiaries. As a result, investors in the Corporation are subject to the risks attributable to Dollarama Inc.’s subsidiaries. As a holding company, Dollarama Inc. conducts substantially all of its business through its subsidiaries, which generate substantially all of Dollarama Inc.’s revenues. Consequently, Dollarama Inc.’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the distribution of those earnings to Dollarama Inc. The ability of these entities to pay dividends and other distributions will depend on their operating results and will be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of its subsidiaries, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Dollarama Inc.

Influence by Existing Shareholders.

Based on share ownership as of January 31, 2010, Bain Capital beneficially owns or controls, directly or indirectly, 31,740,059 Common Shares, which in the aggregate represents approximately 43.7% of our issued and outstanding Common Shares, Larry Rossy and The Larry and Cookie Rossy Family Foundation beneficially own or control, in the aggregate, directly or indirectly, 6,347,640 Common Shares, which represent approximately 8.7% of our Common Shares. As a result, if some of these persons or entities act together, they have the ability to control all matters submitted to our shareholders for approval, including without limitation the election and removal of directors, amendments to our articles of incorporation and by-laws and the approval of any business combination. This may delay or prevent an acquisition of the Corporation or cause the market price of our shares to decline. The interests of Bain Capital may not in all cases be aligned with interests of our shareholders. In addition, Bain Capital may have an interest in pursuing acquisitions, divestitures and other transactions that, in the judgment of its management, could enhance its equity investment, even though such transactions might involve risks to our shareholders and may ultimately affect the market price of the Common Shares.

Volatile market price for Common Shares.

The market price for Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Corporation’s control, including the following:

•	actual or anticipated fluctuations in the Corporation’s quarterly results of operations;

•	changes in estimates of our future results of operations by us or securities research analysts;

•	changes in the economic performance or market valuations of other companies that investors deem comparable to the Corporation;

•	addition or departure of the Corporation’s executive officers and other key personnel;

•	release or other transfer restrictions on outstanding Common Shares;

•	sales or perceived sales of additional Common Shares;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Corporation or its competitors; and

•	news reports relating to trends, concerns or competitive developments, regulatory changes and other related issues in the Corporation’s industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if the Corporation’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of the Corporation’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in the Common Shares by those institutions, which could adversely affect the trading price of the Common Shares. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Corporation’s operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

Because we have no current plans to pay cash dividends on our Common Shares for the foreseeable future, you may not receive any return on investment unless you sell your Common Shares for a price greater than that which you paid for them.

We currently intend to retain future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our financial results, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our Credit Facility and the indenture governing the Deferred Interest Notes. As a result, investors may not receive any return on an investment in our Common Shares unless they sell our Common Shares for a price greater than that which they paid for them.

Future Sales of Common Shares by our Existing Shareholders.

Based on share ownership as of January 31, 2010, Bain Capital, Larry Rossy and The Larry and Cookie Rossy Family Foundation, in the aggregate, beneficially own or control, directly or indirectly, 38,087,699 Common Shares, which in the aggregate represent approximately 52.4% of our outstanding Common Shares. Subject to compliance with applicable securities laws, our officers, directors, principal shareholders and their affiliates may sell some or all of their Common Shares in the future. No prediction can be made as to the effect, if any, such future sales of Common Shares will have on the market price of the Common Shares prevailing from time to time. However, the future sale of a substantial number of Common Shares by our officers, directors, principal shareholders and their affiliates, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares.

Pursuant to a shareholders agreement entered into between the Corporation, Bain Dollarama (Luxembourg) One S.à r.l. and certain entities controlled by Larry Rossy, Alan Rossy and Leonard Assaly in connection with the closing of the IPO on October 16, 2009, each party is granted certain registration rights.

Additional Information

Additional information relating to Dollarama Inc. is available on SEDAR at www.sedar.com.

Common Share Trading Information

The Common Shares trade on the Toronto Stock Exchange under the symbol “DOL” and began trading on October 16, 2009. As at January 31, 2010, the Corporation had 72,691,935 Common Shares issued and outstanding. In addition, there were 7,269,193 Common Shares reserved for issuance for the exercise of stock options. Assuming exercise of all outstanding stock options, there would have been 75,970,561 Common Shares issued and outstanding on a fully diluted basis as at January 31, 2010.